UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Stock Yards Bancorp, Inc.
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1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 13, 2020

Dear Shareholder:

We invite you to attend the 2020 Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., to be held at 10:00 a.m., Eastern Time, on Thursday, April 23, 2020, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206. There is a map provided on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review Stock Yards Bancorp’s business and operations. Only shareholders of record on the record date for the meeting and their proxies are entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. You may vote your shares via a toll free number, over the Internet, or by completing, signing and returning the enclosed proxy card in the envelope provided. Instructions regarding each of the three methods of voting are contained in the Proxy Statement.

Thank you for your support of Stock Yards Bancorp. If your schedule permits, I hope you will join us at the meeting.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman

Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 23, 2020: The Notice and Proxy Statement and Annual Report are available at http://irinfo.com/sybt/sybt.html.

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2020 ANNUAL MEETING OF SHAREHOLDERS

March 13, 2020

To our Shareholders:

The Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., a Kentucky corporation, will be held on Thursday, April 23, 2020 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 for the following purposes:

(1)	To elect eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(2)	To ratify the selection of BKD, LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2020;

(3)	To approve a non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers; and

(4)	To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on February 28, 2020.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. Please review the instructions with respect to each of your voting options as described in the Proxy Statement. The Board of Directors of Stock Yards Bancorp appreciates your cooperation in directing proxies to vote at the meeting.

By Order of the Board of Directors

/s/ James A. Hillebrand

James A. Hillebrand
Chief Executive Officer

WE URGE SHAREHOLDERS TO VOTE AS SOON AS POSSIBLE

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

General Information about the Annual Meeting

Why have I received these materials?

We are mailing this Proxy Statement and the accompanying proxy to shareholders on or about March 13, 2020. The proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc. (referred to throughout this Proxy Statement as “Stock Yards Bancorp”, “Bancorp”, “the Company” or “we”, “us” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Thursday, April 23, 2020. We invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

●	Electing eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

●	Ratifying the selection of BKD, LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2020; and

●	Approving a non-binding resolution to approve the compensation of the Company’s named executive officers.

Where can I find more information about these voting matters?

●	Information about the nominees for election as directors is contained in Item 1;

●	Information about the ratification of the selection of BKD, LLP as the independent registered public accounting firm is contained in Item 2; and

●	Information about the non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers is contained in Item 3.

What is the relationship of Stock Yards Bancorp and Stock Yards Bank & Trust Company?

Stock Yards Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”). Stock Yards Bancorp owns 100% of Stock Yards Bank & Trust Company. Because Stock Yards Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of Common Stock (“Common Stock”) of Stock Yards Bancorp as of the close of business on February 28, 2020 will be entitled to vote at the Annual Meeting. On February 28, 2020, there were 22,637,670 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Stock Yards Bancorp’s stock records maintained by our transfer agent), you may vote your shares by using one of the following three options:

●	By Internet – If you have Internet access, we encourage you to vote on www.proxyvote.com by following instructions on the proxy card;

●	By Telephone – By making a toll-free telephone call from the U.S. or Canada to 1(800) 690-6903; or

●	By Mail – You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card provided by them or by following their instructions for voting by telephone or over the Internet. Beneficial owners who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (“KSOP”), you have the option of receiving your voting information either electronically or by regular postal mail. Plan participants who have elected to receive their voting information electronically should follow the instructions contained in the electronic communication. If you have not affirmatively elected to receive voting information for your KSOP shares electronically, you will receive a paper version of the proxy card via postal mail that will include the shares you own through your KSOP account. That proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote electronically or by mail, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares as the Board of Directors recommend.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct. If you return your proxy card but do not mark your voting instructions on your signed card, James A. Hillebrand, Chief Executive Officer, and Philip S. Poindexter, President, as proxies named on the proxy card, will vote your shares FOR the election of the eleven director nominees, FOR the ratification of BKD, LLP and FOR the approval of the compensation of the named executive officers.

Can I change my vote after I have voted?

Yes. You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

●	Signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

●	Voting again by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on April 22, 2020;

●	Giving written notice of revocation to our Secretary of the Company prior to the Annual Meeting; or

●	Voting again at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previously submitted proxy.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote. This is called a “broker non-vote.” In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of BKD, LLP (Item 2) even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors (Item 1) or the approval of executive compensation (Item 3) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of more than 50 percent of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

You may vote “FOR” each nominee for director or “AGAINST” each nominee, or “ABSTAIN” from voting on one or more nominees. Unless you mark “AGAINST” or “ABSTAIN” with respect to a particular nominee or nominees or for all nominees, your proxy will be voted “FOR” each of the director nominees named in this Proxy Statement. A nominee will be elected as a director if the number of “FOR” votes exceeds the number of “AGAINST” votes.

The selection of the independent registered public accounting firm will be ratified if the votes cast for it exceed the votes cast against it.

The proposal to approve the compensation of our named executive officers disclosed in this Proxy Statement will pass if votes cast for it exceed votes cast against it. Because this vote is advisory, it will not be binding upon Bancorp or the Board of Directors.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Broadridge Financial Solutions will count votes cast by proxy at the Annual Meeting. They will also certify the results of the voting and will also determine whether a quorum is present at the meeting. Any votes cast in person at the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

You may abstain from voting on one or more nominees for director. You may also abstain from voting on any or all other proposals. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any nominee or with respect to any other matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter. Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

What information do I need to attend the Annual Meeting?

We do not require tickets for admission to the Annual Meeting. If you are voting in person, we may request photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR each of the nominees for director set forth in this document, FOR the ratification of the selection of the independent registered accounting firm and FOR the approval of the compensation of the named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Stock Yards Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Stock Yards Bancorp will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock. The Company has engaged the services of Laurel Hill Advisory Group, LLC., a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services will not exceed $7,500 plus reasonable out of pocket expenses.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2021 Annual Meeting of Shareholders must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 no later than November 13, 2020, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. In addition, our Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the Secretary of Stock Yards Bancorp no later than January 23, 2021. The notice must contain information prescribed by the Bylaws, copies of which are available from the Secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in our Proxy Statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Role of the Board and Governance Principles

The Stock Yards Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, Stock Yards Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines. The Company’s governance guidelines and other related matters are published on the Company’s website: www.syb.com under the Investor Relations section.

Board Leadership Structure

The Board of Directors modified the Company’s leadership structure during 2018 in connection with the retirement of David P. Heintzman as Chief Executive Officer. Mr. Heintzman had previously held the positions of Chairman of the Board and Chief Executive Officer. He retired as Chief Executive Officer effective September 30, 2018, and James A. Hillebrand, previously President of the Company, was appointed to succeed Mr. Heintzman as Chief Executive Officer. Mr. Heintzman remained employed in the role of Executive Chairman until his retirement from the Company at the end of 2018. The Company entered into an Executive Transition Agreement with Mr. Heintzman which provides that he would serve as a non-executive Chairman of the Board for the remainder of his then-current Board term and thereafter as a member of the Board if nominated and elected by the Company’s shareholders.

The Board of Directors believes that the most effective leadership structure for the Company at the present time is to separate the roles of Chairman of the Board and Chief Executive Officer. With his deep knowledge of the Company’s business and the banking industry generally, the Board believes that Mr. Heintzman is the best person to lead and advise the Board in its consideration of important strategic and operational matters affecting the Company and the Bank. Additionally, Mr. Heintzman has been and will continue to be a significant resource for Mr. Hillebrand in his role as Chief Executive Officer.

In connection with this new leadership structure, the Board of Directors revised the Company’s corporate governance documents to address the separation of the roles of Chairman of the Board and Chief Executive Officer. The Board will annually elect one of its members to serve as Chairman of the Board. The Chairman will preside at all meetings of the shareholders and of the Board of Directors, and generally consult with the Board on matters pertaining to the Company’s business and affairs. Both positions may, but need not, be held by the same person. The decision as to whether the offices of Chairman of the Board and Chief Executive Officer should be combined or separated will be made from time to time by the Board of Directors at its discretion. The Board’s decision will be made in its business judgment and based upon its consideration of all relevant factors and circumstances at the time, including the specific needs of the Company’s business and the current composition of the Board.

If the individual elected as Chairman of the Board is also the Chief Executive Officer, or if the Chairman of the Board is not an independent director, the Board will elect a lead independent director to help ensure strong independent leadership on the Board.

In addition to an independent lead director, three committees of the Board provide independent oversight of management – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each is composed entirely of independent directors.

If a lead independent director is called for under the Company’s governance documents, the Chair of the Nominating and Corporate Governance Committee acts in that role. Stephen M. Priebe currently serves as lead director because Mr. Heintzman, as a former executive officer of the Company, does not qualify as an independent director under the Board’s independence standards. The lead director presides at executive sessions of the Board which consist of independent and non-management directors and are held at least two times annually. He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chief Executive Officer and board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team. The lead independent director is responsible for providing advice and consultation to the Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors. The lead director reviews and approves matters such as agendas and schedules for Board meetings and executive sessions, and information distributed to board members. The lead director will be available to consult and communicate with shareholders where appropriate.

Board Evaluation Process

The Board conducts an annual self-assessment to enhance its effectiveness. Through regular evaluation of its policies, practices and procedures, the Board identifies areas for further consideration and improvement. The evaluation process is led by the Nominating and Corporate Governance Committee. Each year, that Committee discusses and decides upon the process to be followed for the upcoming year. Each director may be requested to complete a questionnaire and provide feedback on a range of issues, including his or her assessment of the Board’s overall effectiveness and performance; its committee structure; priorities for future Board discussion and attention; the composition of the Board and the background and skills of its members; the quality, timing and relevance of information received from management; the nature and scope of agenda items; and his or her individual contributions to the Board. The lead director then meets with each director individually either to discuss his or her questionnaire responses or, if directors were not requested to complete a questionnaire, to discuss thoughts and suggestions the director may have regarding the Board’s overall effectiveness or specific Board practices or policies. The lead director prepares a summary of findings drawn from the questionnaire responses and director interviews for presentation to the full Board of Directors. Each of the Committees also conducts their own self-assessments led by the respective committee chairs.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management. The Board receives information regarding risks facing the Company, their relative magnitude and management’s plan for mitigating these risks. Primary risks facing the Company are credit, operational, interest rate, liquidity, compliance/legal, strategic and reputational risks. After assessment by management, reports are made to committees of the Board. Credit risk is addressed by the Risk Committee of Bancorp. Operational and compliance/legal risks are addressed by the Audit Committee and the Risk Committee of Bancorp. Interest rate and liquidity risks are addressed by the Asset/Liability Committee comprised of Bank management and reports are made to the Board at each of its regular meetings. Strategic and reputational risk is addressed by the above committees in addition to the Compensation Committee of Bancorp along with other executive compensation matters. Oversight of the trust department is addressed by the Trust Committee of the Bank. Corporate governance matters are addressed by the Nominating and Corporate Governance Committee of Bancorp. The full Board receives reports from each of these committees at the Board meeting immediately following the Committee meeting. The Bank’s Director of Internal Audit has a direct reporting line to the Audit Committee of the Board. The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Audit and Risk Committees and the full Board when appropriate.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Stock Yards Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2019, the Board of Directors of Stock Yards Bancorp held nine regularly scheduled meetings. All directors of Stock Yards Bancorp are also directors of the Bank. During 2019, the Bank’s Board of Directors also held nine regularly scheduled meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served that were held during the period he or she served as a director. All directors are encouraged to attend annual meetings of shareholders, and all attended the 2019 Annual Meeting.

Stock Yards Bancorp maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee of the Board of Directors. The Bank maintains a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of Stock Yards Bancorp maintains an Audit Committee comprised of directors who are not officers of Stock Yards Bancorp. For 2019, the Audit Committee was comprised of Messrs. Herde (Chairman), Lechleiter and Schutte. Each of these individuals meets the Securities and Exchange Commission (“SEC”) and NASDAQ independence requirements for membership on an audit committee and each is financially literate within the meaning of the NASDAQ listing rules. The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com.

The Audit Committee oversees Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee, among other matters, considers the appointment of the external auditors for Stock Yards Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and external auditors, reviews the independence of the external auditors, reviews Stock Yards Bancorp’s financial results as reported in SEC filings, and approves all audit and permitted non-audit services performed by its external auditors. The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the external auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee. The Audit Committee held six meetings during 2019.

The Board of Directors has determined that Messrs. Herde and Lechleiter are audit committee financial experts for Stock Yards Bancorp and are independent as described in the paragraph above. See “REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of Stock Yards Bancorp maintains a Nominating and Corporate Governance Committee. Members of this Committee are Messrs. Priebe (Chairman), Brown and Herde, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee. Responsibilities of the Committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law and incorporating other best practices.  The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com.

Among the Committee’s duties are identifying and evaluating candidates for election to the Board of Directors, including consideration of candidates suggested by shareholders. To submit a candidate for consideration by the Committee, a shareholder must provide written communication to the Committee. The Committee would apply the same board membership criteria to shareholder-nominated candidates as it would to Committee-nominated candidates. The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines. This Committee held three meetings during 2019.

Compensation Committee

The Board of Directors of Stock Yards Bancorp maintains a Compensation Committee. Members of this Committee are Messrs. Lechleiter (Chairman), Priebe, Schutte and Tasman, all of whom meet the NASDAQ independence requirements for membership on the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com. The responsibilities of this Committee include oversight of executive and Board compensation and related programs. The Compensation Committee held seven meetings during 2019. See “REPORT ON EXECUTIVE COMPENSATION” for more information.

Risk Committee

The Board of Directors of Stock Yards Bancorp maintains a Risk Committee. This Committee is responsible for monitoring the Bank’s commercial and consumer loan portfolio and the related credit risk. The Committee reviews and discusses with management its assessment of asset quality and trends in asset quality, credit quality administration and underwriting standards and the effectiveness of portfolio risk management systems. The Committee is also responsible for reviewing and approving significant lending and credit policies and compliance with those policies. Additionally, the Risk Committee has oversight responsibility for a wide range of enterprise-related risks within the Bank, including regulatory compliance, information security, cybersecurity, insurance and physical security. Members of this Committee are Messrs. Tasman (Chairman), Bickel, Heintzman and Ms. Heitzman. The Risk Committee held six regular meetings and one special meeting in 2019.

Trust Committee

The Board of Directors of Stock Yards Bank maintains a Trust Committee. The members of the Trust Committee are Ms. Heitzman (Chair) and Messrs. Bickel, Brown and Heintzman. The Trust Committee oversees the operations of the wealth management and trust department of the Bank to help ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations. This Committee held six meetings in 2019.

ITEM 1. ELECTION OF ELEVEN DIRECTORS

The Board of Directors presently consists of eleven members. Directors serve a one-year term and hold office until the Annual Meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification.

The eleven directors nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election this year to hold office until the 2021 Annual Meeting and until their respective successors are elected and qualified are:

Name, Age and Year Individual Became Director (1)	Principal Occupation; Certain Directorships (2) (3)

Paul J. Bickel III	President, U.S. Specialties
Age 64
Director since 2017

J. McCauley Brown	Retired Vice President, Brown-Forman Corporation
Age 67
Director since 2015

David P. Heintzman (4)	Chairman of the Boards and Retired Chief Executive Officer,
Age 60 Director since 1992	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company

Donna L. Heitzman (4) Age 67 Director since 2016	Retired Portfolio Manager, KKR Prisma Capital

Carl G. Herde Age 59	Vice President/Financial Policy, Kentucky Hospital Association
Director since 2005

James A. Hillebrand	Chief Executive Officer,
Age 51	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 2008

Richard A. Lechleiter (3)	President, Catholic Education Foundation of Louisville
Age 61
Director since 2007

Name, Age and Year Individual Became Director (1)	Principal Occupation; Certain Directorships (2) (3)

Stephen M. Priebe	President, Hall Contracting of Kentucky
Age 56
Director since 2012

John L. Schutte	Chief Executive Officer,
Age 56	GeriMed, Inc.
Director since 2018

Norman Tasman	President, Tasman Industries, Inc. and
Age 68	Tasman Hide Processing, Inc.
Director since 1995

Kathy C. Thompson	Senior Executive Vice President, Stock Yards Bancorp, Inc.
Age 58	and Stock Yards Bank & Trust Company, Manager of
Director since 1994	the Bank’s Wealth Management and Trust Department

(1)	Ages listed are as of December 31, 2019.
(2)

Each nominee has been engaged in his or her chief occupation for five years or more with the exception of Messrs. Brown, Heintzman, Herde, Hillebrand and Lechleiter and Ms. Heitzman as described below.

(3)

Mr. Lechleiter is a director of Amedisys, Inc., a publicly-traded healthcare services company. No other nominee holds, or at any time in the last five years has held, any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, other than Stock Yards Bancorp.

(4)	There is no family relationship between Mr. Heintzman and Ms. Heitzman.

Our Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, conducts an annual review of director independence. During this review, the Nominating and Corporate Governance Committee considers transactions and relationships between each director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, and based upon the advice and recommendations of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that Messrs. Bickel, Brown, Herde, Lechleiter, Priebe, Schutte and Tasman and Ms. Heitzman satisfy the independence requirements of the NASDAQ Stock Market. Mr. Heintzman served as an executive officer of the Bank until December 31, 2018 and does not satisfy these requirements. As current employees of the Bank, Mr. Hillebrand and Ms. Thompson also do not satisfy these requirements.

In performing its independence review, the Nominating and Corporate Governance Committee noted that the Bank and Mr. Heintzman have in the past made charitable donations to the Catholic Education Foundation of Louisville, of which Mr. Lechleiter is the President. However, the Committee determined that these relationships were not material to the director or his affiliated organization.

Our Articles of Incorporation and Bylaws require majority voting for the election of directors in uncontested elections. This means that the director nominees in an uncontested election for directors must receive a number of votes cast “for” his or her election that exceeds the number of votes cast “against.” The Company’s corporate governance guidelines further provide that any incumbent director who does not receive a majority of “for” votes in an uncontested election must, within five days following the certification of the election results, tender to the Chairman of the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board’s acceptance of the resignation. The Board will, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after certification of the shareholder vote. The Board will promptly communicate any action taken on the resignation.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board. Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles. Potential Board candidates are evaluated based upon various criteria, including:

●

Direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

●	Behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;
●	Special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors;
●	The ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and
●	Confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all Bancorp’s shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of Stock Yards Bancorp and the banking industry.

All non-management directors are required to own stock equal in value to at least $200,000 within three years of joining the Board and to maintain that minimum ownership level for the remainder of their service as a director. The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of Common Stock is affected by the price of Bancorp stock or changes in director compensation. Management directors also have ownership targets as set forth elsewhere in this Proxy Statement. All directors’ ownership positions exceed the requirement, and some of the more tenured directors are among the Company’s largest shareholders.

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of eleven nominees for election as directors at the 2020 Annual Meeting. If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2021 annual meeting of shareholders and until their respective successors have been elected and qualified. However, if for any reason a nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board may reduce the number of directors to be elected.

All eleven nominees are standing for re-election and were last elected to the Board of Directors by shareholders at the 2019 Annual Meeting. Below is a summary of the Committee’s consideration and evaluation of each director nominee.

Mr. Bickel is founder and President of U.S. Specialties, a commercial building supply company. He has served as the managing member of several real estate development organizations in the Louisville area over the past 30 years. Outside of commercial endeavors, Mr. Bickel has been very active in the Louisville community, serving in a leadership capacity on numerous area non-profit boards. Mr. Bickel serves on the Risk Committee of Bancorp and the Bank’s Trust Committee.

Mr. Brown retired as a Vice President of Brown-Forman Corporation, a Fortune 1,000 company, in 2015. His extensive experience in business, management and accounting, and his deep ties to the Louisville community, bring valuable local and global perspectives to our Board. Additionally, his widespread commitment to community organizations in Louisville and beyond gives him a strong sense of the needs, prospects and potential of our region. Mr. Brown serves on the Nominating and Corporate Governance Committee of Bancorp and the Bank’s Trust Committee.

Mr. Heintzman retired as Chief Executive Officer of Bancorp and the Bank as of September 30, 2018. From October 1, 2018 through December 31, 2018, he held the position of Executive Chairman. Mr. Heintzman holds an accounting degree, and prior to joining the Bank, worked as a certified public accountant for an international accounting firm. He joined the Bank in 1985 and, prior to his appointment as Chief Executive Officer, held a series of executive positions, including Chief Financial Officer, Executive Vice President and President. In January 2005 he assumed the position of Chairman and Chief Executive Officer. Mr. Heintzman was instrumental in the Bank’s growth strategies and profitable execution. His commitment to ethical standards set the example for the Bank and its employees, and his tenure and experience in all areas of the business provide a unique perspective of the business and strategic direction of the Company. Mr. Heintzman serves on the Risk Committee of Bancorp and the Bank’s Trust Committee.

Ms. Heitzman, Certified Public Accountant, Chartered Financial Analyst, with expertise in the institutional credit markets and experience with investment strategies, provides our Board with a deep knowledge and understanding of capital markets, finance and accounting. Ms. Heitzman retired in 2016 as a portfolio manager for New York City based KKR Prisma Capital. She joined that company in 2004 to help construct and manage customized portfolios. Before joining KKR Prisma, Ms. Heitzman served in various capacities at AEGON USA, previously Providian Capital. As a portfolio manager in capital market strategies, she facilitated significant growth and broad diversification of a $1 billion fund portfolio. Ms. Heitzman serves on the Risk Committee of Bancorp and chairs the Bank’s Trust Committee.

Mr. Herde holds an accounting degree, is a Certified Public Accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller.  He served as the Chief Financial Officer from 1993 until his retirement from Baptist in September 2016.  He now serves as the Vice President/Financial Policy for the Kentucky Hospital Association.  He has extensive experience in financial reporting and corporate finance.  Mr. Herde chairs the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also serves on the Nominating and Corporate Governance Committee of Bancorp.

Mr. Hillebrand was appointed Chief Executive Officer of Bancorp and the Bank effective October 1, 2018. He joined Stock Yards Bank in 1996 as director and developer of the private banking group. Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking. He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is the President of the Catholic Education Foundation of Louisville. From February 2002 until his retirement in January 2014, he served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville. Mr. Lechleiter also served in senior financial positions at other large publicly held healthcare services companies such as Humana Inc. and HCA, Inc. during his professional financial career spanning nearly 35 years. His extensive experience in business leadership, financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board. Mr. Lechleiter serves on the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also chairs the Compensation Committee of Bancorp.

Mr. Priebe is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, asphalt, civil, pipeline, and highway and bridge construction. A registered professional civil engineer, he began his career at Hall in 1986. Mr. Priebe has had extensive involvement with many civic organizations throughout his career. He has worked with the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric contractor. Mr. Priebe’s business acumen and familiarity with the local and regional economic climate bring valuable perspective to the Board. Mr. Priebe serves on the Compensation Committee and chairs the Nominating and Corporate Governance Committee of Bancorp.

Mr. Schutte is Chief Executive Officer of GeriMed, Inc., a nationwide group purchasing organization specializing in long-term care pharmacy services for independent pharmacies that serve long-term care providers, such as nursing homes, assisted living facilities, and hospice, as well as prison populations. In February 2017, he founded MainPointe Pharmaceuticals, a national company that markets and distributes pharmaceuticals as well as over-the-counter products and supplements. He also previously served as Chairman of the Board of VistaPharm, for which he was the largest shareholder, until it was sold in December 2015. Mr. Schutte is also involved in numerous commercial real estate development projects in the Louisville area and elsewhere. His entrepreneurial skills and insights and strong reputation in the Louisville business community are beneficial to the Board. He serves on the Audit Committee and Compensation Committee of Bancorp.

Mr. Tasman is President of Tasman Industries, Inc. and Tasman Hide Processing headquartered in Louisville. This family-owned business was founded in 1947 and operates 14 locations in North America with offices in Europe and Asia. The company produces leather and finished products used by the military and general population. Mr. Tasman’s extensive knowledge of consumer demands and global business trends brings a unique perspective to the Board. He serves on the Compensation Committee and chairs the Risk Committee of Bancorp.

Ms. Thompson joined the Bank in 1992 as Manager of the Wealth Management and Trust Department, at which time the trust department had $200 million in assets under management. Under her leadership, the department has grown to $3.3 billion in assets under management and is one of the most profitable bank-owned trust companies in the country. Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES

ITEM 2. RATIFICATION OF THE SELECTION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. The firm of BKD, LLP has served as the Company’s auditors since June 7, 2018. Representatives of BKD, LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of BKD, LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, we are submitting the selection of BKD, LLP to the shareholders for ratification as a matter of sound corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BKD, LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF BKD, LLP

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement. We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment regarding our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements. Our current policy is to hold an advisory vote on executive compensation each year. We expect to hold the next advisory vote at our 2021 Annual Meeting of Shareholders. Following is a summary of some of the key points of our 2019 executive compensation program. See the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement for more information.

The pay-for-performance compensation philosophy of the Compensation Committee supports Stock Yards Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure that compensation of Stock Yards Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead Stock Yards Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength.  Our executive compensation program has been designed to align managements’ interests with those of our shareholders. In addition, the program seeks to mitigate risks related to compensation. In designing the 2019 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2019.

We believe that the information provided regarding executive compensation in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of Stock Yards Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Stock Yards Bancorp, Inc. Proxy Statement pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of December 31, 2019 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our directors and executive officers as a group; and directors, executive officers and employees as a group. “Executive officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors. For a description of the voting and investment power with respect to the shares beneficially owned by the current directors, nominees for election as directors and named executive officers of Stock Yards Bancorp, see the following tables.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Stock Yards Bancorp Common Stock (1)

BlackRock, Inc.	1,571,146(2)	7.0%
55 East 52nd Street
New York, NY 10055

Stock Yards Bank & Trust Company	1,293,068(3)	5.7%
1040 East Main Street
Louisville, KY 40206

Directors and executive officers of Bancorp and	1,535,130(4)	6.7%
the Bank as a group (17 persons)

Directors, executive officers, and employees of	2,203,685(4) (5)	9.6%
Bancorp and the Bank as a group (542 persons)

(1)

Shares of Stock Yards Bancorp Common Stock subject to outstanding stock appreciation rights (“SARs”) that are currently exercisable or may become exercisable within the following 60 days under Stock Yards Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by the person and group holding such SARs but are not deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by any other person or group.

(2)	Based upon Schedule 13G/A filed with the SEC as of December 31, 2019.
(3)

The Bank holds these shares in its various fiduciary capacities as agent, personal representative, custodian and trustee. Of these shares, (a) all are held with sole voting power, (b) 887,280 shares are held with sole investment power, and (c) 188,777 shares are held with shared investment power.

(4)

Includes 412,522 shares held by directors and executive officers subject to outstanding SARs that are currently exercisable or may become exercisable within the following 60 days and 96,925 shares held in KSOP accounts.

(5)

The shares held by the group include those described in note (4) above and 271,932 shares held by non-executive officers and employees of the Bank. In addition, includes 26,775 shares subject to outstanding SARs that are currently exercisable or may become exercisable within the following 60 days held by non-executive officers of the Bank and 369,848 shares held by non-executive officers and employees of the Bank in their KSOP accounts, with sole voting power and investment power. Stock Yards Bancorp has not undertaken the expense and effort of compiling the number of shares other officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of Stock Yards Bancorp, Inc.’s Common Stock as of December 31, 2019 by each current director, each nominee for election as director and each named executive officer.

Name	Number of Shares Beneficially Owned(1) (2) (3) (4)		Percent of Stock Yards Bancorp Common Stock
Paul J. Bickel III	12,248	(6)	(5)
J. McCauley Brown	12,533	(7)	(5)
Nancy B. Davis	130,603		(5)
William M. Dishman III	60,659	(8)	(5)
David P. Heintzman	310,903	(9)	1.36%
Donna L. Heitzman	9,465	(10)	(5)
Carl G. Herde	55,545		(5)
James A. Hillebrand	207,932	(11)	(5)
Richard A. Lechleiter	26,540	(12)	(5)
Philip S. Poindexter	89,923	(13)	(5)
Stephen M. Priebe	21,894		(5)
John L. Schutte	81,533	(14)	(5)
T. Clay Stinnett	85,434	(15)	(5)
Norman Tasman	310,361	(16)	1.35%
Kathy C. Thompson	68,934		(5)

(1)

Includes, where noted, shares in which members of the director’s, nominee’s or executive officer’s immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed directors, nominees or executive officers in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)

Includes shares subject to outstanding SARs that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under Stock Yards Bancorp’s Stock Incentive Plan(s) as follows:

Name	Number of SARs	Number of Unvested Restricted Stock Grants
Bickel	200	894
Brown	1,200	894
Davis	30,966	-
Dishman	31,476	-
Heintzman	133,149	894
Heitzman	600	894
Herde	-	894
Hillebrand	107,005	-
Lechleiter	-	894
Poindexter	48,136	-
Priebe	1,500	894
Schutte	200	894
Stinnett	42,538	-
Tasman	-	894
Thompson	12,652	-

(3)	Includes shares held in Directors’ Deferred Compensation Plan as follows:

Number
Name	of Shares
Bickel	3,074
Brown	2,600
Heitzman	5,071
Herde	24,053
Hillebrand	452
Lechleiter	20,256
Priebe	16,775
Schutte	1,779
Tasman	68,804

(4)	Includes shares held in the Company’s KSOP as follows:

Number
Name	of Shares
Dishman	6,624
Hillebrand	22,651
Poindexter	12,986
Stinnett	11,808
Thompson	33,640

(5)	Less than one percent of outstanding Stock Yards Bancorp Common Stock.
(6)	Includes 7,500 shares held jointly by Mr. Bickel and his wife.
(7)	Includes 3,987 shares owned by Mr. Brown’s wife.
(8)	Includes 5,055 shares owned by Mr. Dishman’s wife.
(9)	Includes 33,070 shares owned by Mr. Heintzman’s wife.
(10)	Includes 1,700 shares held jointly by Ms. Heitzman and her husband; and 200 shares owned by Ms. Heitzman’s husband.
(11)	Includes 18,153 shares held jointly by Mr. Hillebrand and his wife; 11,634 shares owned by Mr. Hillebrand’s wife; and 586 shares held as custodian for children.

(12)	Includes 1,400 shares held as custodian for children and 1,300 shares owned by Mr. Lechleiter’s mother.
(13)	Includes 291 shares held as custodian for Mr. Poindexter’s children.
(14)	Includes 2,250 shares owned by Mr. Schutte’s wife.
(15)	Includes 405 shares owned by Mr. Stinnett’s wife and 170 shares held as custodian for their children.
(16)	Includes 89,038 shares held jointly by Mr. Tasman and his wife; and 7,027 shares held as custodian for their son.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our directors and persons who own more than 10% of a registered class of Stock Yards Bancorp’s Common Stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ. Based solely on a review of the ownership reports filed electronically with the SEC during 2019 and written representations from the applicable executive officers and our directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2019, with the exception of Mr. Tasman, who filed one late report in connection with a single transaction. He purchased approximately 145 shares on March 22, 2019 and reported the transaction on March 27, 2019. The purchase was a recurring monthly investment of his director fees and the required report was not filed on a timely basis due to an administrative error.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components and additional aspects of our 2019 executive compensation program. This CD&A is intended to be read in conjunction with the tables and related narrative disclosure that immediately follow this section, which provide further historical compensation information for the following named executive officers (“NEOs”):

Name	Position
James A. Hillebrand	Chief Executive Officer (“CEO”)
Philip S. Poindexter	President
T. Clay Stinnett (1)	Executive Vice President, Treasurer and Chief Financial Officer (“CFO”)
Kathy C. Thompson	Senior Executive Vice President, Wealth Management Group
William M. Dishman III	Executive Vice President, Chief Risk Officer
Nancy B. Davis (2)	Former Chief Financial Officer

(1)	Mr. Stinnett was appointed CFO effective May 1, 2019.
(2)	Ms. Davis retired from the Company as CFO on April 30, 2019.

CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Determination Process	Section III
Components of Our Compensation Program	Section IV
Additional Compensation Policies and Practices	Section V

I.	EXECUTIVE SUMMARY

2019 Select Business Results

2019 was a very strong year for us, the continuation of a notable streak, with record operating and net income results.

We continued our track record of performing at the top of our peer group on key profitability measures such as return on average assets (“ROAA”) and return on average equity (“ROAE”). The following charts demonstrate the positioning of our ROAA and ROAE compared to the peer group described on page 25 over each of the last five years. As shown below, we ranked in the top 10% of our peer group in every one of the last five years. In addition, our average ROAA and ROAE over that five-year period were both higher than that of any of our peers.

  Financial Results

●	Net income grew 19% to $66.1 million
●	Earnings per share (“EPS”) increased 19% to $2.89 per diluted share
●	ROAE was 17.09%, an increase from 16.00% the prior year
●	ROAA was 1.90%, an increase from 1.76% the prior year

Operating Results

●	Loans increased $297 million, or 12%, driven by record loan production and net loan growth
●	Asset and credit quality remained strong, among the highest relative to our peers
●	Total revenue, comprising fully tax equivalent net interest income and non-interest income, of $175.2 million, surpassed the previous record of $160.1 million in 2018

2019 Shareholder Return

●	1-year total shareholder return (“TSR”): 28.7%; 3-year TSR: -5.6%; and 5-year TSR: 109.4%
●	Substantial and sustained dividend payout ratio; new dividend rate set in May 2019; rate raised 12 times since 2013, including twice per year from 2013 through 2019
●	Acquired King Bancorp, Inc., the holding company for King Southern Bank (“KSB”), on May 1, 2019, with $192 million in total assets

Performance Orientation of 2019 Compensation

CEO Compensation Majority Performance-Based (Equity and Total). The Compensation Committee (the “Committee”) of our Board of Directors is responsible for the design and administration of our executive compensation program. The Committee’s philosophy is to place at risk a significant portion of executive officers’ total compensation, making it contingent on Company performance while remaining consistent with our risk management policies. As such, the Committee has structured the majority of the compensation of the CEO as variable, at-risk and subject to the achievement of performance goals in order to be earned. Approximately 52% of the CEO’s total grant date target direct compensation, consisting of base salary, target short-term incentive opportunity and target long-term incentive opportunity, was variable, at-risk and performance-based. 75% of the long-term incentive equity grants were performance-based and were in the form of performance share units (“PSUs”). These PSUs are subject to three-year performance metrics tied to our key operating goals, and will vest at the end of a three-year performance period, subject to a mandatory one-year post-vesting holding period. The other 25% were in the form of time-based stock appreciation rights (“SARs”) that vest over five years.

Long-Term Incentives: 75% PSUs, 25% SARs; Three-Year Performance Period; High Threshold Performance Level. For the long-term incentive equity grants to executive officers, the Committee used PSUs to motivate operational achievement and link pay to performance, and SARs to motivate stock price appreciation over the long term, because they deliver value only if the stock price increases. For the grants in the form of PSUs, the Committee established three-year goals at the outset of the performance period for relative ROAA (80th percentile is target performance, a rigorous and challenging level of achievement) and cumulative EPS, the target for which reflects a solid growth rate.

Assessed Criteria and Updated Peer Group. The Committee evaluates annually the group of peer companies used as a reference point for evaluating executive compensation. In connection with determining 2019 executive compensation, the Committee reviewed its criteria, in part as a result of the Company’s having fallen to the 30th percentile by revenue of the existing peer group. As a result of this review, the Committee determined to maintain its key criteria, which led to the removal of nine companies and the addition of four. As a result, the Company moved closer to the median for revenue and assets.

Key 2019 Executive Compensation Decisions and Outcomes

Base Salaries. In 2019, both the CEO and the President continued to transition into their new roles that began on October 1, 2018, and the base salaries for these two executive officers were set in 2018 in light of their new responsibilities and were not increased in 2019. The CFO was newly-appointed as well, and his base salary was set in light of his new role and based on various factors, including the salaries of executives in similar positions at peer companies.

Annual Cash Incentives. There was a rigorous process to set the performance targets, and they were set above prior-year levels. Annual cash incentive opportunities for four of our NEOs, Messrs. Hillebrand, Poindexter, Stinnett and Dishman, are tied exclusively to corporate profitability. Ms. Thompson’s short-term incentive plan incorporates goals related to her line of business responsibilities as well as Company-wide profitability. Ms. Davis retired from the Company as CFO on April 30, 2019, and in accordance with her retirement agreement was not eligible to receive a cash bonus payment for 2019.

Messrs. Hillebrand, Poindexter, Stinnett and Dishman

The primary performance metric utilized for Messrs. Hillebrand, Poindexter, Stinnett and Dishman was earnings per share. The challenging target that was set for EPS represented 4.1% growth over actual EPS for 2018.

The EPS metric had a performance threshold of 96% of target and a performance maximum of 105% of target. The Committee uses EPS because it believes EPS drives long-term shareholder return, as it represents the culmination of executive officers’ efforts regarding profitability, revenue growth, expense control, risk profile and other elements.

The target annual incentive plan opportunities of each of Messrs. Hillebrand, Poindexter, Stinnett and Dishman were denominated as a percentage of base salary based on external and internal factors applicable to the positions held by these individuals, among other things, and ranged from 30% to 50% of base salary. Payouts were capped at 200% of the target payout.

Company-wide performance accounted for 100% of the annual incentive plan opportunity for Messrs. Hillebrand, Poindexter, Stinnett and Dishman; there was no allocation to individual performance goals. All of our eligible executive officers participate in the annual incentive plan on the same terms, other than the target percentage of base salary and Ms. Thompson has additional components relating to her area of responsibility.

As described above, EPS increased 19% to a record $2.89 per diluted share driven by a sustained net interest margin, strong non-interest income growth and two Kentucky state tax law changes that reduced the Company’s effective tax rate. In addition, record loan production, strong organic loan growth, non-interest expense control and the KSB acquisition all served to highlight the year, which drove short-term incentive payouts to Messrs. Hillebrand, Poindexter, Stinnett and Dishman at 200% of target.

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: departmental gross revenues, income before overhead allocations and taxes, and consolidated EPS of the Company. Ms. Thompson’s incentive is weighted 75% for her line of business and 25% for overall Company performance, and the Committee considers her line of business goals to be appropriately challenging to attain.

Long-Term Incentive Equity. The Company’s 2019 long-term incentives consisted of 75% PSUs by grant date value that vest based on performance over a three-year measurement period, and 25% SARs that vest over five years.

The performance metrics for the PSUs, which are weighted 50% each, are three-year relative ROAA, with the target set at the 80th percentile and the threshold set at the 70th percentile of the peer group, a challenging relative level of performance; and three-year cumulative EPS, a true long-term performance period using a metric viewed as central to increasing long-term shareholder value.

Connecting Pay and Performance

In 2019, Stock Yards Bancorp continued to generate performance superior to a substantial majority of its peer companies as measured by key metrics. Our record of consistently higher financial performance has in turn driven our long-term shareholder returns to impressive levels relative to our peers. Consistent with our pay-for-performance philosophy, a substantial portion of annual target total direct compensation is variable, at-risk pay. We consider compensation to be “at risk” and performance-based if it is subject to operating performance or if its value depends on stock price appreciation. The following chart compares our five-year total shareholder return to the median TSR of our compensation peer group and two additional industry peer groups.

Source: S&P Global Market Intelligence and FactSet. Market pricing data as of December 31, 2019.

(1)

TSR equals the return of a security over a period, including price appreciation and the reinvestment of dividends. Dividends are assumed to be reinvested at the closing price of the security on the ex-date of the dividend.

(2)	See page 25 for a listing of the compensation peer group. Excludes three banks in the original peer group that have subsequently been acquired or announced a pending acquisition.
(3)	Midwest peers representing 40 major exchange-traded banks (NASDAQ, NYSE and NYSEAM) headquartered in the Midwest with total assets between $1.5 and $7.0 billion. Excludes merger targets.
(4)	Nationwide peers representing 148 major exchange-traded banks (NASDAQ, NYSE and NYSEAM) headquartered in the U.S. with total assets between $1.5 and $7.0 billion. Excludes merger targets.

The Committee believes stock price closely mirrors earnings growth over the long-term, and management should be incented with respect to performance measures related to the operations of the Company. Over the short term, stock price is not controllable by management and should not be a tool to judge management’s performance. We believe our EPS growth aligns management’s interests with shareholders and drives total return over the long term.

Additionally, the Committee believes that it uses appropriately challenging targets in setting goals for both short-term and long-term incentives, and that the Company’s financial results must significantly exceed peer median performance in order to achieve target-level awards. For example, under the Company’s performance share goals, executives do not achieve target award vesting unless our ROAA exceeds the 80th percentile of our comparator group (which is comprised of all publicly-traded banks with $1.5 to $7.0 billion in assets), and no awards are earned if our ROAA does not exceed the 70th percentile of our comparator group.

Say-on-Pay Results

At the 2019 Annual Meeting of Shareholders, 96.8% of the votes were cast in favor of the advisory vote to approve executive compensation, commonly known as “say-on-pay.” This vote is consistent with the 2018 result. The Committee believes its compensation practices are properly aligned with the interests of shareholders, and that the high level of shareholder support of our 2019 say-on-pay proposal indicates that most shareholders share the Committee’s view.

Compensation Program Governance

The Committee continually reviews its policies and procedures to ensure they are consistent with strong corporate governance guidelines. This also includes education around governance best practices and their bearing on the Company and its executive compensation program.

What We Do:	What We Don’t Do:
Align pay and performance	No guaranteed bonuses – incentive compensation may be reduced to zero if financial metrics are not met
Engage an independent third-party compensation consultant for advice in making compensation decisions	No highly leveraged incentive plans that encourage excessive risk taking
Review compensation data from peers whose industry, revenues, and footprint share similarities with the Company	No uncapped incentive award payouts for our NEOs
Conduct an annual say-on-pay vote	No excessive perquisites for our directors and executive officers
Maintain additional holding requirements of one year once equity awards vest	No payment of dividends on unvested equity awards
Maintain stock ownership guidelines for executive officers and directors	No repricing of options or SARs without prior shareholder approval
Maintain a clawback policy	No excise tax gross ups

II.	Compensation Philosophy and Objectives

Our compensation philosophy guides the design and decisions of our compensation program to achieve the following objectives:

●	To attract, retain, and motivate top executive talent;
●	To link overall compensation to company performance;
●	To align executive interests with shareholder interests;
●	To place a significant portion of total compensation at risk, making it contingent on Company performance while remaining consistent with our risk management policies; and
●	To support the Company’s objective of creating shareholder value without taking unnecessary risks.

The Committee believes that Bancorp’s pay policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

III.	Compensation Determination Process

Role of the Compensation Committee

The Committee assists our Board in establishing our compensation philosophy and the compensation of our executive officers. The Committee is also responsible for determining the structure and components of our programs, and reviewing and approving the compensation of the NEOs, or recommending it for approval by the Board of Directors. The Committee is responsible for annually assessing the performance of the executive officers, including the NEOs, and for determining their annual salary, incentive (short- and long-term) compensation goals and payout/grant levels. Each of the four members of our Committee is independent as is defined under NASDAQ listing standards.

The Committee held seven meetings during 2019, and its actions included finalizing all aspects of 2019 executive compensation. These actions included:

●	Reviewed its compensation philosophy
●	Conducted an annual performance evaluation of our CEO
●	Reviewed the Committee charter
●	Reviewed the Company’s 2019 operating budget and its effect on incentive compensation programs for 2019 (including setting the EPS benchmarks for short-term compensation payouts)
●	Established the performance-based metrics and targets for the annual incentive plans
●	Evaluated achievement relative to performance targets, and determined and certified corresponding incentive payouts
●	Reviewed and updated the stock ownership guidelines for our executive officers
●	Discussed executive succession planning
●	Reviewed the company-wide retirement plan programs, and
●	Received education on compensation trends, compliance issues and best practices from the Committee’s compensation consultants, McLagan.

Ultimately, the Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance, and competitive market data.

Role of Executives in Compensation Committee Deliberations

The Committee works closely with the CEO, and the CEO attends Committee meetings to discuss the Company’s compensation and performance matters, particularly as it relates to the other executive officers. For each executive officer other than himself, the CEO presents annual evaluations of such officers and makes recommendations to the Committee regarding their compensation. This assessment considers such factors as our achievement of goals related to corporate, division, function individual performance. Our CEO does not play any role with respect to any matter affecting his own compensation and is not present when the Committee discusses and formulates its compensation recommendation for the CEO. The Committee reviews recommendations made by its CEO and information from the executive compensation consultant review. The Committee sets the compensation for our CEO and each of our NEOs at its meetings in the first quarter of each year and subsequently reports its compensation decisions to the full Board of Directors.

The general counsel of Bancorp works with the Committee Chair to provide administrative support and, along with other executives, provide pertinent financial, tax, accounting, or operational information. Other executives, such as those from human resources or finance, may attend meetings from time-to-time to provide their insights and suggestions on pertinent topics. Only Committee members may vote on decisions regarding executive compensation. The Committee regularly conducts a portion of its business in executive session.

Role of the Compensation Consultant

The Committee views it as important to obtain objective, independent expertise and advice in carrying out its responsibilities, and has the power to retain an independent compensation consultant to assist it in the performance of its duties and responsibilities. The Committee has retained an independent executive compensation consultant to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

In 2019, the Committee continued to engage McLagan to provide executive compensation consulting services regarding our compensation programs and pay levels. The scope of McLagan’s executive compensation consulting assignment included the ongoing evaluation of the appropriateness of our peer group of banks as well as a comparison of management’s base salaries, annual cash incentive awards and equity-based compensation to those paid by the banks in the peer bank group (see page 25). The Committee used data developed by McLagan among the various factors that informed their determination of executive officer pay. While the Committee takes into consideration the review and recommendations of McLagan when making decisions about our executive compensation program, ultimately, the Committee makes its own independent decisions about compensation matters.

McLagan reports directly to and performed services solely on behalf of the Committee and has no other relationship with Bancorp or its management. The Committee has assessed the independence of McLagan consistent with SEC rules and NASDAQ listing standards and has concluded that McLagan’s work did not involve any conflicts of interest.

Peer Selection Process

Each year the Committee re-evaluates and updates the peer group, with the consultant’s guidance, to ensure ongoing relevance. The Committee uses this information for making compensation decisions, such as changes to base salaries, annual cash incentive awards, and long-term equity awards.

For 2019 compensation, the Committee worked with the consultant in 2018 to select peer banks using the following criteria, which were essentially consistent with the prior year:

●	Located in the continental United States excluding California;
●	Total revenue from $75 to $300 million;
●	Total assets less than $7 billion;
●	Insider ownership less than 35% with no single holder owning more than 15%;
●	Non-interest income greater than 15% of total revenue;
●	Market capitalization greater than $350 million;
●	Non-performing assets / total assets less than 3.0%; and
●	Return on average assets greater than 0.5%.

Based on these criteria, nine companies were removed from the peer group: CenterState Bank Corp., First Busey Corp., Sandy Spring Bancorp Inc., State Bank Financial Corp., National Bank Holdings Corp., CoBiz Financial Inc., Guaranty Bancorp, National Commerce Corp. and Atlantic Capital Bancshares Inc. Four companies met the criteria and were added to the peer group: Great Southern Bancorp Inc., Independent Bank Corp. Access National Corp. and Old Second Bancorp Inc.

The table below lists the peer banks approved by the Compensation Committee for 2019:

Access National Corp.	Old Second Bancorp Inc.
Bryn Mawr Bank Corporation	Peapack-Gladstone Financial Corporation
Carolina Financial Corporation	People’s Utah Bancorp
City Holding Company	QCR Holdings, Inc.
Enterprise Financial Services Corp.	Seacoast Banking Corporation of Florida
Farmers National Banc Corp.	Southside Bancshares, Inc.
Great Southern Bancorp Inc.	United Community Financial Corp.
Heritage Financial Corporation	Univest Corporation of Pennsylvania
Independent Bank Corp.	Washington Trust Bancorp, Inc.
Nicolet Bankshares, Inc.

The total revenue, asset size, net income and market capitalization of the peer group as of and for the year ended December 31, 2019 compared to our total revenue, asset size, net income and market capitalization are set forth in the table below. Three banks in the original peer group, Access National Corp., Carolina Financial Corporation and United Community Financial Corporation, were subsequently acquired or announced a pending acquisition and thus are omitted from the following table.

Peer Bank Name, Ticker, State	Total Revenue	Total Assets	Net Income	Market Capitalization
	Dollars in millions
Bryn Mawr Bank Corporation (BMTC) PA	$ 230	$ 5,263	$ 59.2	$ 830.0
City Holding Company (CHCO) WV	230	5,019	89.4	1,336.0
Enterprise Financial Services Corp. (EFSC) MO	288	7,334	92.7	1,279.6
Farmers National Banc Corp. (FMNB) OH	111	2,449	35.8	451.6
Great Southern Bancorp Inc. (GSBC) MO	211	5,015	73.6	903.0
Heritage Financial Corporation (HFWA) WA	232	5,553	67.6	1,036.3
Independent Bank Corp. (IBCP) MI	170	3,565	46.4	509.2
Nicolet Bankshares, Inc. (NCBS) WI	169	3,577	55.0	781.9
Old Second Bancorp Inc. (OSBC) IL	133	2,636	39.5	403.2
Peapack-Gladstone Financial Corporation (PGC) NJ	175	5,183	47.4	584.8
People’s Utah Bancorp (PUB) UT	125	2,406	44.3	568.4
QCR Holdings, Inc. (QCRH) IL	234	4,909	57.4	694.2
Seacoast Banking Corp. of Florida (SBCF) FL	300	7,109	98.7	1,574.8
Southside Bancshares, Inc. (SBSI) TX	212	6,749	74.6	1,256.2
Univest Corporation of Pennsylvania (UVSP) PA	235	5,376	65.7	785.6
Washington Trust Bancorp, Inc. (WASH) RI	200	5,293	69.1	934.0
Median	$ 212	$ 5,101	$ 62.5	$ 807.8
Stock Yards Bancorp, Inc.	$ 175	$ 3,724	$ 66.1	$ 928.1

As shown below for 2019, we ranked well above the 90th percentile of the compensation peer group on a ROAA and ROAE basis. For 2019 and consistently for many years, we have performed above the 90th percentile of not only this peer group but broader peer groups of similar sized banks as well.

	ROAA	ROAE
25th percentile	1.26%	10.07%
50th percentile	1.35%	12.11%
75th percentile	1.51%	13.73%
90th percentile	1.76%	14.14%
Stock Yards Bancorp	1.90%	17.09%

Referencing the Competitive Market in Determining 2019 Compensation

The Committee considers a number of factors in determining appropriate pay levels and plan designs for our NEOs. These factors include competitive compensation data from peer companies and the banking market in general. The Committee does not view competitive market prescriptively or tie the compensation levels of our executives to specific market percentiles. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, internal pay equity, skill sets, leadership potential and succession planning.

Mix of Pay

We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as between short and long-term pay. The charts below for our CEO and our other NEOs illustrate the target compensation established for 2019, consisting of base salary, annual incentive awards, and long-term equity-based compensation granted in 2019.

Name	Salary	Target Bonus %	Bonus	PSUs	SARs	Total
Hillebrand	$ 540,000	50%	$ 270,000	$ 243,000	$ 81,000	$ 1,134,000
Poindexter	385,000	40%	154,000	138,600	46,200	723,800
Thompson	364,000	35%	127,400	114,660	38,220	644,280
Stinnett	301,000	30%	90,304	81,274	27,091	499,682
Dishman	286,000	30%	85,800	77,220	25,740	474,760

As demonstrated above, variable pay at target for the CEO represents 52% of direct compensation. However, when the Bank performs at maximum, payouts for variable pay significantly increase commensurate with that outperformance.

Each compensation element is discussed in more detail below and outlined in more detail in the 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table appearing on pages 36 and 38 of this proxy statement.

IV.	Components of Our Compensation Program

Compensation Component	Purpose	Link to Performance	Fixed or Performance Based	Short or Long-term

Base salary	Provide stable compensation and attract and retain executives through market competitive payments	Based on each executive's performance and responsibilities. Used as a basis for short and long-term incentive award goals	Fixed	Short-term

Cash incentives	Incentivize and reward executives for achievement of certain annual financial goals

Incentives are 100% quantitative to goals important for near term financial success. Includes a measurement of our corporate performance for all executives, as well as business line performance for certain executives

			Performance	Short-term

Performance stock units	Reward executives for sustained long-term performance while aligning the value of awards with the success of our shareholders	Awards vest based on achievement of three-year goals on EPS growth and ROAA versus peers. Three-year performance period plus an additional one-year mandatory holding period on vested awards	Performance	Long-term

Stock appreciation rights	Align interests of executives with shareholders by rewarding increases in our stock price	Awards only have value if stock price increases. Awards vest over five years	Performance	Long-term

Base Salary

We provide a base salary as the fundamental element of executive compensation. In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice. Individual pay will vary within the range depending on each executive’s position, performance, experience, and contribution. Salaries are the basis from which incentives and other select benefits are derived. There were no increases in base salary, other than for Mr. Stinnett, who was promoted in 2019, and to Mr. Dishman.

Executive	2018 Base Salary	2019 Base Salary	2019 Base Salary Post-CFO Transition (1)	Increase/Decrease
Hillebrand	$ 540,000	$ 540,000		0%
Poindexter	385,000	385,000		0%
Stinnett	262,000	275,000	$ 314,000	(1)
Thompson	364,000	364,000		0%
Dishman	275,000	286,000		4%
Davis	302,000	302,000		0%	(2)

(1)	In conjunction with the promotion of Mr. Stinnett, his base salary was increased in 2019 based on various factors, including the salaries of executives in similar positions at peer companies.
(2)	Pursuant to the terms of her Executive Transition Agreement, Ms. Davis’ base compensation remained at the 2018 level through April 30, 2019, the date of her retirement.

Short-Term Cash Incentives

The objective of annual cash incentive compensation is to deliver variable compensation that is conditioned on the attainment of certain financial, departmental and/or operating results of the Company. Therefore, the Committee established an incentive program based upon the achievement of certain EPS goals as well as line of business goals applicable to specific officers’ duties.

Messrs. Hillebrand, Poindexter, Stinnett and Dishman

For 2019, the determination as to whether cash incentives would be paid to Messrs. Hillebrand, Poindexter, Stinnett and Dishman was based solely upon the achievement of diluted EPS objectives as set forth below.

The Committee strongly supports the use of EPS exclusively in determining short-term cash incentives for certain executives without specific line of business oversight. The Committee believes that EPS, over the long-term, drives TSR as it represents the culmination of executive officers’ efforts regarding profitability, revenue growth, expense control, risk profile and other elements. Oftentimes boards use several goals to focus management on specific operational objectives while also balancing credit quality and other risks. With virtually all areas of the Company operating at high performance levels and operating ratios at superior levels, growth in EPS should be, and is, the primary focus of the management team. Establishing the appropriate mix of revenue growth, expense control measures, risk profile and other tactics should result in higher EPS over time. Therefore, the Committee believes aligning pay with EPS growth gives management the appropriate incentive to make the best decisions.

The annual cash incentive formula includes increasingly higher payout percentages for corresponding higher EPS levels, further reinforcing the Committee’s pay-for-performance philosophy. EPS targets, year-over-year EPS growth rates and corresponding bonus percentages for 2019 were as follows:

				Bonus as a Percentage of Base Salary
	Bancorp EPS		EPS Growth 2019/2018	Mr. Hillebrand	Mr. Poindexter	Messrs. Stinnett and Dishman

	$ 2.42	or less	0.0%	0%	0%	0%
Threshold	2.44		0.8%	10%	8%	6%
	2.46		1.7%	20%	16%	12%
	2.48		2.5%	30%	24%	18%
	2.50		3.3%	40%	32%	24%
Target	2.52		4.1%	50%	40%	30%
	2.55		5.4%	60%	48%	36%
	2.58		6.6%	70%	56%	42%
	2.60		7.4%	80%	64%	48%
	2.63		8.7%	90%	72%	54%
Maximum	2.65	or greater	9.5%	100%	80%	60%
Actual Results	$ 2.89		19.4%	100%	80%	60%

The Committee set the target at a level that it considered rigorous and challenging and took into account the relevant risks and opportunities. More specifically, the Committee reviewed the relevant financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of these budget targets, including the risks associated with various macroeconomic factors and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years. Considering these factors, the Committee set the 2019 target performance level for the diluted EPS goal at $2.52, a 4.1% increase over the 2018 actual EPS result of $2.42 and 5.9% over the 2018 target of $2.38.

The target performance goal was set above the prior year amount in recognition of the Company’s continued strong performance and outlook, and the likelihood of solid growth. The 2019 EPS threshold was set above the 2018 EPS result of $2.42, meaning the achievement of the same result would result in no bonus payment. While the increase in the target goal is not as high as compared to the increase established in 2018, there were unique circumstances associated with that sizeable increase in 2018, notably the lowering of the federal statutory income tax rate to 21%. The intervals above the target amount of $2.52 were revised to achieve a more even spread between EPS levels and to ensure that above-target payouts would be more rigorous. The Committee believed these goals to be appropriately challenging and requiring of substantial effort.

Maximum potential payout thresholds were met for 2019 both including and excluding two significant Kentucky state tax law changes that occurred during the first half of 2019 that significantly lowered the Company’s effective tax rate. The following table summarizes the short-term incentive opportunities and actual payments made for 2019 performance.

	% of Base Salary			Potential Payout Amounts ($)			Actual
	Threshold	Target	Maximum	Threshold	Target	Maximum	Earned ($)
Hillebrand	10%	50%	100%	$ 54,000	$ 270,000	$ 540,000	$ 540,000
Poindexter	8%	40%	80%	30,800	154,000	308,000	308,000
Stinnett (1)	6%	30%	60%	18,100	90,300	180,600	180,600
Dishman	6%	30%	60%	17,200	85,800	171,600	171,600

(1)

Mr. Stinnett’s target was adjusted during 2019 in conjunction with his promotion effective May 1, 2019. The calculation for his 2019 award was pro-rated based on four months of service in his initial 2019 role and eight months of service in his new role as outlined below.

Name	2019 Base Salary	Incentive Percentage	Weighting for Year	Incentive Payment
Hillebrand	$ 540,000	100%	100%	$ 540,000
Poindexter	385,000	80%	100%	308,000

Stinnett
01/01/19→04/30/19	275,000	20%	33%	59,600
05/01/19→12/31/19	314,000	40%	67%	121,000
		60%	100%	180,600

Dishman	286,000	60%	100%	171,600

In conjunction with his promotion, Mr. Stinnett received a bonus for 2019 that was 33% based on his base salary and incentive opportunity in his initial 2019 role and 67% based on his new salary and incentive opportunities effective with his promotion to CFO.

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: departmental gross revenue, income before overhead allocations and taxes, and consolidated EPS of the Company.

We believe it is important for Ms. Thompson to have both line of business and overall bank performance components to her short-term incentive plan as growth in departmental profitability directly affects the profitability of the Company and significantly enhances shareholder value. Not only is the Wealth Management & Trust department a significant contributor to EPS, but the business referrals from this department to other lines of business are significant; therefore, the Committee believes Ms. Thompson should share in the overall success of the Company. Ms. Thompson’s incentive is weighted 75% for her line of business and 25% for overall Company performance, and the Compensation Committee considers her line of business goals to be appropriately challenging to attain. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive equal to 35% of base salary. Respective targets and corresponding bonus percentages for Ms. Thompson’s line of business components are as follows:

Line of Business Component

	Gross Revenue			Income Before Overhead Allocation and Taxes
	Percentage Increase over Prior Year		Bonus as Percentage of Base Salary	Percentage Increase over Prior Year		Bonus as Percentage of Base Salary
Threshold	3%		2.63%	3%		2.63%
	4%		5.25%	5%		5.25%
	5%		7.88%	6%		7.88%
	6%		10.50%	7%		10.50%
Target	7%		13.13%	8%		13.13%
	8%		15.75%	9%		15.75%
	9%		18.38%	10%		18.38%
	10%		21.00%	11%		21.00%
	11%		23.63%	12%		23.63%
Maximum	12	% or greater	26.25%	13	% or greater	26.25%
Actual Results	5%		7.875%	10%		18.375%

EPS Component

	Bancorp EPS		EPS Growth	Bonus as Percentage of Base Salary
	$ 2.42	or less	0.0%	0%
Threshold	2.44		0.8%	1.75%
	2.46		1.7%	3.50%
	2.48		2.5%	5.25%
	2.50		3.3%	7.00%
Target	2.52		4.1%	8.75%
	2.55		5.4%	10.50%
	2.58		6.6%	12.25%
	2.60		7.4%	14.00%
	2.63		8.7%	15.75%
Maximum	2.65	or greater	9.5%	17.50%
Actual Results	$ 2.89		19.4%	17.50%

In summary, the following details the components of Ms. Thompson’s 2019 short term cash incentive as a percentage of her base salary.

Line of business gross revenue	7.875%
Line of business income before overhead allocation and taxes	18.375%
EPS component	17.500%
Total	43.750%

For 2019, Ms. Thompson received a cash incentive of $159,250.

Long-Term Incentives

The Committee believes that long-term incentive stock awards effectively align executives with interests of shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of the Company's Common Stock and to have a meaningful interest in the future of the Company and sustained shareholder value creation.  In making determination about the mix of vehicles in the long-term incentive equity grants, the Compensation Committee allocates a higher than median portion to performance-based equity, and a lower portion to time-based equity.

2019 Equity Awards

In 2019, the Committee continued its historical practice of having PSUs at target constitute 75% of the grant date value of the total long-term award and SARs represent 25% of the total long-term award. The Committee favors continuing the use of SARs because they directly align the interests of executives with shareholders’ interests as value is only realized through a rising stock price.

The value of the long-term incentive award was determined as a percentage of the participant’s 2019 base salary and is subsequently expressed as a number of shares of Company Common Stock valued on the date of grant. Fractional shares are not distributable. The following table summarizes the equity awards made to NEOs under the 2015 Omnibus Equity Compensation Plan.

2019 Grant Summary

		PSUs at Target (1)		SARs (2) (3)
	% of Base Salary	Number Granted	Fair Value	Number Granted	Fair Value
Hillebrand	45%	7,586	$242,980	12,254	$80,999
Poindexter	36%	4,327	138,594	6,989	46,197
Stinnett	27%	2,537	81,260	16,598	89,933
Thompson	31.5%	3,579	114,635	5,782	38,219
Dishman	27%	2,410	77,192	3,894	25,739
Davis (4)	-	-	-	-	-

(1)

Because grantees are not entitled to dividend payments during the performance period and have a mandatory one-year post-vesting holding period, the fair value of these PSUs is estimated based upon the fair value of the underlying shares on the date of the grant.

(2)	SARs are valued using Black-Scholes option pricing model as of the date of grant.
(3)

In addition to the historic practice of SAR grants, the Compensation Committee awarded Mr. Stinnett a special grant of SARs in conjunction with his promotion to CFO. The purpose of the award was to recognize his contribution to the organization and his assumption of additional leadership responsibilities. In addition, the award further aligns his economic interests with those our shareholders. See note 1 to the Summary Compensation Table on page 36 for details of grants. These special grants include an exercise price established at a 10% premium to the market price at time of grant. The use of premium pricing further encourages him to grow the value of our business because the awards will have no value until our stock price grows at least 10% from the grant date stock price. This 10% premium to market reduced the fair value of the awards as compared with grants at market value.

(4)	Ms. Davis was not eligible to receive equity grants in 2019 due to her retirement effective April 30, 2019.

Performance Stock Units

In 2019, the Committee granted PSUs to each of the NEOs under the following terms:

Performance period:	Three years, beginning January 1, 2019 through December 31, 2021.

Performance goals at
50% weighting each:	1. Cumulative EPS over the three-year performance period, excluding one-time acquisition costs and the effects of any changes in income tax rates that become effective during the performance period.

2. ROAA over the three-year performance period compared to all publicly-traded banks with total assets between $1.5 and $7.0 billion as calculated by S&P Global Market Intelligence. Performance will be measured by calculating the simple average of the Company’s ROAA for the three years in the performance period and determining the percentile ranking as compared to peers.

Performance ranges:	The PSUs provide for threshold, target and maximum performance goals as follows:

	Threshold	Target	Maximum

Three-year cumulative EPS		See Below
Peer bank ROAA performance percentile	70%	80%	90%

Three-year EPS performance goals have been established by the Committee and consider Bancorp’s strategic plan as well as projected growth targets in order to maintain our standard as a top-performing community bank. The three-year EPS goal has defined threshold, target and maximum performance levels. We have elected not to disclose these performance levels for competitive reasons.

The table below summarizes the design of the PSU portion of the 2019 long-term incentive plan (all percentages relate to each executive’s 2019 base salary in effect at January 1, 2019):

	EPS			Bancorp ROAA vs. Peers			Total Value of PSUs that may be Earned, Based on Grant-Date Value, as a % of Base Salary
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Hillebrand	9.0%	22.5%	56.25%	9.0%	22.5%	56.25%	18.0%	45.0%	112.5%
Poindexter	7.2%	18.0%	45.0%	7.2%	18.0%	45.0%	14.4%	36.0%	90.0%
Stinnett	5.4%	13.5%	33.75%	5.4%	13.5%	33.75%	10.8%	27.0%	67.50%
Thompson	6.3%	15.75%	39.375%	6.3%	15.75%	39.375%	12.6%	31.5%	78.75%
Dishman	5.4%	13.5%	33.75%	5.4%	13.5%	33.75%	10.8%	27.0%	67.50%

Shares certified as earned by the Committee at the end of the performance period will be distributed to PSU participants by March 31st of the year following the performance period. All payouts of PSUs will be made in shares of Company Common Stock based on the percentage earned of the target number of shares per participant determined at the beginning of the performance period.

PSUs generally require the executive to remain employed or serve on the Board of Directors until the end of a performance cycle in order to vest and be paid in shares of Common Stock, with prorated awards still paid to those who leave the Company mid-cycle due to death, disability or retirement (age 60).  PSUs also vest at the target level if a change in control occurs before a performance cycle ends. Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued. In addition, executives are required to observe a one-year holding period after vesting, net of any shares sold to pay income taxes.

PSUs granted in 2017 vested as of December 31, 2019 and will be certified and distributed by March 31, 2020. Based on our aggregate EPS for the three-year performance period 2017-2019 and preliminary data indicating that our average ROAA for the three-year performance period of 1.64% significantly exceeded the 90th percentile of the comparator group, we expect that recipients will be awarded grants on both the EPS portion and the ROAA portion at the maximum performance levels.

Stock Appreciation Rights

SARs provide a NEO with the right to receive Company Common Stock equal in value to the appreciation in Company stock, if any, over the stock price as of the grant date as compared with the stock price during the exercise period. The vesting period of the SARs granted to executives in 2019 is five years and the exercise period is ten years.

V.	Additional Compensation Policies and Practices

Other Executive Benefits

Post-Employment Compensation and Benefits. To enhance the objective of retaining key executives, the Company established Change in Control Severance (“CICS”) Agreements, concluding it to be in the best interests of the Company and its shareholders to take reasonable steps to compensate key executives, including all NEOs, in the event of a change in control or similar event. With these agreements in place, if the Company should receive takeover or acquisition proposals from third parties, the Company will be able to call upon these key executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The CICS Agreements were updated in 2013 to require both a significant change in the Company’s ownership and termination of employment before executives would receive any payment under the agreements. This approach is commonly referred to as a double-trigger.

Supplemental Retirement Benefits. The Bank has a nonqualified deferred compensation plan which, until 2006, merely provided all executive officers, including all NEOs, with the ability to defer a portion of their cash compensation and related taxes, and instead receive such compensation after their employment with the Bank ends or, in certain cases, while still employed by the Bank through in-service distributions. Amendments in 2006 provided executives with Bank contributions for the amount of match they do not receive under the KSOP because of certain limits under the Internal Revenue Code.

In the 1980's, the Bank created a plan (called the Senior Officer Security Plan (“SOSP”)) to enhance the retirement security of certain NEOs by granting them a fixed annual benefit per year after retirement. This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives' retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income. Once implemented, the benefit amounts were never adjusted and therefore the plan is not expected to yield the level of income replacement contemplated. This plan still covers one current executive officer, Ms. Thompson, and there are no intentions to adjust her payment or add additional participants.

Stock Ownership Guidelines

The Committee believes that our executive officers should maintain meaningful equity interests in the Company to ensure that their interests are aligned with those of our shareholders. We adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of the Company’s Common Stock, depending upon the executive’s position. Shares held by the executive, the executive’s spouse, or minor children, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, the Company’s KSOP plan or an IRA are deemed owned by the executive under the guidelines. New or newly promoted officers to an executive level are required to reach the guidelines within five years of attaining executive status. The valuation is based on the closing price on the last trading day of the preceding calendar year. The Committee regularly reviews these guidelines in light of changing market trends, governance best practices and policies of our peer banks. Based upon its most recent review, the Committee decided to increase the minimum ownership targets for the positions of CEO and President.

Position	Multiple of Base Salary
Chief Executive Officer	5x
President	4x
All Other Named Executive Officers	3x

All NEOs currently exceed his or her applicable stock ownership guidelines.

Clawbacks

The Committee maintains a general clawback policy to give the Company the flexibility to require the return of paid compensation in certain circumstances.

The policy allows the Company to recover some or all of the amounts paid with respect to awards that were based on achievement of performance criteria, at any time in the three calendar years following payment, if and to the extent that the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company’s financial results as reported to the Securities and Exchange Commission.

Anti-Hedging and Anti-Pledging Policy

Under our insider trading policy, no director, officer (including our NEOs) or employee is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in the Company’s stock price. Similarly, no director, officer (including our NEOs) or employee may enter into hedging transactions in the Company stock. Such transactions include (without limitation) short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, swaps or collars) or other speculative transactions related to the Company’s stock. Holding Company stock in a margin account or pledging Company stock is also generally prohibited.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid by a public company to its CEO or any of its other three most highly paid executive officers (other than the CFO). For 2017 and prior years, this limitation did not apply to compensation that qualified as “performance-based”, as defined by the tax code to mean compensation that was based on the achievement of pre-established objective performance goals and paid under a plan pre-approved by our shareholders. For 2017 and prior years, the Committee monitored the effect of Section 162(m) on the deductibility of the Company’s compensation. The Committee weighed the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, could have from time to time paid compensation that was not tax-deductible. For 2017 and prior years, no compensation paid to executives was limited as to deductibility under Section 162(m).

In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ended December 31, 2018, compensation to our NEOs in excess of $1,000,000 not awarded prior to November 2, 2017, will generally not be deductible. Performance-based compensation awarded to our NEOs for periods prior to November 2, 2017, such as our performance-based PSUs granted in 2017 and prior years that have not yet been settled into shares of Common Stock, are expected to continue to qualify for the performance-based compensation exemption under Section 162(m).

The Committee will continue to evaluate the impact of the elimination of the performance-based exemption on its compensation programs. The Committee may award compensation in the future that is not fully deductible under Section 162(m) if the Committee believes that such compensation will help the Company achieve its business objectives and serve the best interests of its shareholders.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Stock Yards Bancorp, Inc.’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Richard A. Lechleiter, Chairman Stephen M. Priebe John L. Schutte Norman Tasman

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Throughout this section, we refer to executives named in this table individually as the "executive" and collectively as the "executives". During 2018 and 2019, the Company made the following changes in its executive management:

●

The Company announced on May 29, 2018, Mr. Heintzman’s retirement and the Company’s decisions regarding succession in its executive leadership. Mr. Heintzman retired as Chief Executive Officer of the Company on September 30, 2018. He served as executive Chairman of the Company’s Board until the end of 2018, and he remains on the Company’s Board of Directors as its non-executive Chairman.

●

Effective October 1, 2018, James A. Hillebrand, formerly the Company’s President, assumed the position of Chief Executive Officer, and Philip S. Poindexter, formerly an Executive Vice President and Chief Lending Officer, became the Company’s President.

●

Effective May 1, 2019, T. Clay Stinnett, formerly the Company’s Chief Strategic Officer, was promoted to the position of Chief Financial Officer succeeding Nancy B. Davis, who retired on April 30, 2019.

Each executive holds those same offices at the Company’s subsidiary, Stock Yards Bank & Trust Company (the “Bank”), as well.

Compensation is presented for all years in which the executives were also named executive officers.

Summary Compensation Table

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5) (6)	($)

James A. Hillebrand	2019	540,000	-	242,980	80,999	540,000	-	89,155	1,493,134
Chief Executive Officer	2018	444,000	-	148,333	187,437	229,320	-	73,258	1,082,348
	2017	400,000	-	144,031	48,000	192,000	-	66,649	850,680

Philip S. Poindexter	2019	385,000	-	138,594	46,197	308,000	-	65,111	942,902
President	2018	328,000	-	97,332	129,048	152,133	-	49,661	756,174
	2017	300,000	-	94,499	31,497	78,630	-	51,276	555,902

T. Clay Stinnett	2019	301,000	-	81,260	89,933	180,600	-	50,816	703,609
Chief Financial Officer

Nancy B. Davis	2019	100,667	-	-	-	-	-	29,543	130,210
Chief Financial Officer	2018	302,000	-	81,531	27,179	108,720	-	46,102	565,532
	2017	280,000	-	75,599	25,202	100,800	-	48,054	529,655

Kathy C. Thompson	2019	364,000	-	114,635	38,219	159,250	127,233	63,809	867,146
Senior EVP and Manager	2018	364,000	-	114,679	38,222	133,770	-	65,352	716,023
of Wealth Management and Trust	2017	360,000	-	113,399	37,799	141,750	76,852	63,575	793,375

William M. Dishman III	2019	286,000	-	77,192	25,739	171,600	-	49,540	610,071
EVP and Chief Risk Officer	2018	275,000	-	74,245	24,749	111,705	-	47,650	533,349

(1)

Stock awards include PSUs entitling executives to the issuance of one share of Common Stock for each vested PSU after the expiration of a three-year performance period. The value of the PSU grants measured at the grant date value was $32.03 in 2019, $31.54 in 2018 and $35.66 in 2017. The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant. The table below reflects first the amount of compensation included in the Summary Compensation Table and second, the maximum amount achievable under these grants.

	2019		2018		2017
	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum
Hillebrand	$ 242,980	$ 607,481	$ 148,333	$ 370,816	$ 144,031	$ 360,059
Poindexter	138,594	346,469	97,332	243,363	94,499	236,283
Stinnett	81,260	203,166	N/A	N/A	N/A	N/A
Davis	N/A	N/A	81,531	203,875	75,599	189,034
Thompson	114,635	286,636	114,679	286,667	113,399	283,533
Dishman	77,192	193,045	74,245	185,644	N/A	N/A

(2)

Customary SARs were granted with an exercise price equal to the closing price of the Common Stock on the applicable grant date, or $36.65, $35.90 and $40.00 in 2019, 2018 and 2017, respectively. The fair value of each SAR was $6.61, $6.66 and $6.34, respectively. SARs granted to Mr. Stinnett in conjunction with his May 1, 2019 promotion were granted with an exercise price of 10% higher than the closing price of the Common Stock on the grant date or $34.71, and the fair value of each of these SARs was $5.03. For assumptions used in valuation of SARs and other information regarding stock-based compensation, refer to Note 17 to the 2019 consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC.

(3)

In the earlier section of this proxy statement captioned “Compensation Discussion and Analysis”, we refer to Non-Equity Incentive Plan Compensation as “short-term cash incentives” or “cash incentives.”

(4)

Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 3.16% for December 31, 2019, 4.20% for December 31, 2018 and 3.59% for December 31, 2017, retirement age of 65, and payments occurring for 15 years, with no pre- or post-retirement mortality.

Earnings on the executives' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above-market rates of interest or preferential returns.

(5)	All Other Compensation in 2019 consists of the following:

	Hillebrand	Poindexter	Stinnett	Davis	Thompson	Dishman
Matching contribution to 401(k)	$ 16,800	$ 16,800	$ 16,800	$ -	$ 16,800	$ 16,800
Contribution to ESOP	5,600	5,600	5,600	-	5,600	5,600
Contribution to nonqualified plan *	64,000	39,200	25,760	-	35,840	23,360
Other	2,755	3,511	2,656	29,543	5,569	3,780

      *   This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

(6)	Perquisites totaled less than $10,000 for each executive and are therefore not included in the table.

Compensation information presented in the Summary Compensation Table above for Messrs. Hillebrand and Poindexter for 2018 and Mr. Stinnett for 2019 reflect changes in various elements of their compensation approved by the Committee in connection with the promotions of Messrs. Hillebrand and Poindexter to the positions of Chief Executive Officer and President, respectively, effective October 1, 2018, and Mr. Stinnett to the position of Chief Financial Officer effective May 1, 2019. Please refer to the section captioned “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement for additional information and discussion regarding compensation adjustments associated with these changes in executive management.

The following table sets forth information concerning plan-based awards made to the executives during the last fiscal year.

Grants of Plan-Based Awards Table

		Payouts under non-equity incentive plan awards (1)(4)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)
Hillebrand	2/19/19	54,000	270,000	540,000	-	-	-	-	-	-	-
	2/19/19	-	-	-	3,034	7,586	18,966	-	-	-	425,230
	2/19/19	-	-	-	-	-	-	-	12,254	36.65	80,999
Poindexter	2/19/19	30,800	154,000	308,000	-	-	-	-	-	-	-
	2/19/19	-	-	-	1,730	4,327	10,817	-	-	-	242,531
	2/19/19	-	-	-	-	-	-	-	6,989	36.65	46,197
Stinnett	2/19/19	18,060	90,300	180,600	-	-	-	-	-	-	-
	2/19/19	-	-	-	1,014	2,537	6,343	-	-	-	142,213
	2/19/19	-	-	-	-	-	-	-	4,098	36.65	27,088
	5/1//19	-	-	-	-	-	-	-	12,500	38.18	62,845
Davis (5)		-	-	-	-	-	-	-	-	-	-
Thompson	2/19/19	25,480	127,400	254,800	-	-	-	-	-	-	-
	2/19/19	-	-	-	1,431	3,579	8,949	-	-	-	200,636
	2/19/19	-	-	-	-	-	-	-	5,782	36.65	38,219
Dishman	2/19/19	17,160	85,800	171,600	-	-	-	-	-	-	-
	2/19/19	-	-		964	2,410	6,027	-	-	-	135,119
	2/19/19	-	-		-	-	-	-	3,894	36.65	25,739

All material terms and conditions of grants are described in the section of this Proxy Statement captioned “Compensation Discussion and Analysis”. All equity grants were made under our 2015 Omnibus Equity Compensation Plan. Grants consisted of:

(1)	Cash incentives
(2)	PSUs
(3)	SARs
(4)

Short-term cash incentive targets for Messrs. Hillebrand and Poindexter were adjusted during 2018 in conjunction with their promotions effective October 1, 2018. The calculation for their 2018 awards was pro-rated based on nine months of service in their initial 2018 roles and three months of service in the new roles as shown below.

(5)	Ms. Davis retired as CFO effective April 30, 2019, and did not receive any grants in 2019.

The following table sets forth information concerning SARs and PSUs held by the executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hillebrand
	10,968	-	15.84	3/15/2021	-	-	-	-
	19,600	-	15.24	2/20/2022	-	-	-	-
	28,054	-	15.26	2/19/2023	-	-	-	-
	16,425	-	19.37	2/18/2024	-	-	-	-
	9,855	2,464	22.96	3/17/2025	-	-	-	-
	8,656	5,772	25.76	3/15/2026	-	-	-	-
	3,028	4,543	40.00	3/21/2027	-	-	-	-
	1,484	5,939	35.90	2/20/2028	-	-	-	-
	5,000	20,000	39.32	10/1/2028	-	-	8,230	337,924
	-	12,254	36.65	2/19/2029	-	-	13,276	545,113
	103,070	50,972			-	-	21,506	883,037
Poindexter
	10,698	-	15.24	2/20/2022	-	-	-	-
	7,575	-	15.26	2/19/2023	-	-	-	-
	8,872	-	19.37	2/18/2024	-	-	-	-
	6,478	1,620	22.96	3/17/2025	-	-	-	-
	5,681	3,788	25.76	3/15/2026	-	-	-	-
	1,987	2,981	40.00	3/21/2027	-	-	-	-
	974	3,898	35.90	2/20/2028	-	-	-	-
	3,500	14,000	39.32	10/1/2028	-	-	5,401	221,765
	-	6,989	36.65	2/19/2029	-	-	7,572	310,906
	45,765	33,276			-	-	12,973	532,671
Stinnett
	4,234	-	15.84	3/15/2021	-	-	-	-
	7,758	-	15.24	2/20/2022	-	-	-	-
	11,502	-	15.26	2/19/2023	-	-	-	-
	6,861	-	19.37	2/18/2024	-	-	-	-
	4,384	1,097	22.96	3/17/2025	-	-	-	-
	4,122	2,749	25.76	3/15/2026	-	-	-	-
	1,442	2,164	40.00	3/21/2027	-	-	-	-
	708	2,833	35.90	2/20/2028	-	-	3,926	161,202
	-	4,098	36.65	2/19/2029	-	-	4,440	182,306
	-	12,500	38.18	5/1/2029	-	-	-	-
	41,011	25,441					8,366	343,508

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Davis (3)
	5,226	-	15.84	3/15/2021	-	-	-	-
	9,187	-	15.24	2/20/2022	-	-	-	-
	1,192	-	22.96	3/17/2025	-	-	-	-
	7,305	-	25.76	3/15/2026	-	-	-	-
	3,975	-	40.00	3/21/2027	-	-	-	-
	4,081	-	35.90	2/20/2028	-	-	4,525	185,797
	30,966	-			-	-	4,525	185,797
Thompson
	-	1,977	22.96	3/17/2025	-	-	-	-
	6,817	4,545	25.76	3/15/2026	-	-	-	-
	2,384	3,578	40.00	3/21/2027	-	-	-	-
	1,147	4,592	35.90	2/20/2028	-	-	6,363	261,265
	-	5,782	36.65	2/19/2029	-	-	6,264	257,200
	10,348	20,474			-	-	12,627	518,465
Dishman
	10,005	-	15.24	2/20/2022	-	-	-	-
	8,298	-	19.37	2/18/2024	-	-	-	-
	5,074	1,269	22.96	3/17/2025	-	-	-	-
	4,302	2,868	25.76	3/15/2026	-	-	-	-
	1,533	2,300	40.00	3/21/2027	-	-	-	-
	743	2,973	35.90	2/20/2028	-	-	4,120	169,167
	-	3,894	36.65	2/19/2029	-	-	4,219	173,232
	29,955	13,304			-	-	8,339	342,399

(1)

SARs vest 20% each year beginning one year after the grant date and each anniversary thereafter. The vesting schedule for SARs for each named executive officer other than Ms. Davis is as follows (in number of shares). See note (3) below regarding Ms. Davis’ vesting.

Vesting Date	Hillebrand	Poindexter	Stinnett	Davis (3)	Thompson	Dishman
2/19/2020	2,450	1,397	819	-	1,156	778
2/20/2020	1,485	974	708	-	1,148	743
3/15/2020	2,886	1,894	1,374	-	2,272	1,434
3/17/2020	2,464	1,620	1,097	-	1,977	1,269
3/21/2020	1,514	993	721	-	1,193	766
5/1/2020	-	-	2,500	-	-	-
10/1/2020	5,000	3,500	-	-	-	-
2/19/2021	2,451	1,398	820	-	1,156	779
2/20/2021	1,484	975	708	-	1,148	743
3/15/2021	2,886	1,894	1,375	-	2,273	1,434
3/21/2021	1,514	994	721	-	1,192	767
5/1/2021	-	-	2,500	-	-	-
10/1/2021	5,000	3,500	-	-	-	-
3/21/2022	1,515	994	722	-	1,193	767
2/19/2022	2,451	1,398	819	-	1,157	779
2/20/2022	1,485	974	708	-	1,148	743
5/1/2022	-	-	2,500	-	-	-
10/1/2022	5,000	3,500	-	-	-	-
2/19/2023	2,451	1,398	820	-	1,156	779
2/20/2023	1,485	975	709	-	1,148	744
5/1/2023	-	-	2,500	-	-	-
10/1/2023	5,000	3,500	-	-	-	-
2/19/2024	2,451	1,398	820	-	1,157	779
5/1/2024	-	-	2,500	-	-	-
	50,972	33,276	25,441	-	20,474	13,304

(2)

PSUs are earned over three year performance periods ending December 31, 2021 and 2020 based on EPS and ROAA goals. The vesting schedule for PSUs for each named executive officer is as follows (in number of shares) and represents management’s estimate of most likely performance outcomes as of December 31, 2019. For PSUs vesting on December 31, 2020 and 2021, most likely represents achievement of EPS goals at target and ROAA goals at maximum.

Vesting Date	Hillebrand	Poindexter	Stinnett	Davis	Thompson	Dishman
12/31/2020	8,230	5,401	3,926	4,525	6,363	4,120
12/31/2021	13,276	7,572	4,440	-	6,264	4,219
	21,506	12,973	8,366	4,525	12,627	8,339

(3)

The Transition Agreement between Ms. Davis and the Company related to her April 2019 retirement provides for 100% vesting of SARs that would not have otherwise been vested on her retirement date, as long as the terms of the agreement are met. Her Transition Agreement also provides she will be entitled to receive the amount of previously-awarded PSUs earned (based on determination of actual performance period results after each period ends), without proration for portions of applicable performance periods that elapsed before her retirement, as her award agreements would have otherwise required.

The following table sets forth SARs exercised by or stock awards vested for the executives during the last fiscal year. Stock awards include PSUs that vested on December 31, 2019. Final determination as to the amounts of these awards will be calculated in March 2020. Therefore, the awards in this table are the most probable amount as of December 31, 2019.

SAR Exercises and Stock Vested Table

	SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Hillebrand	13,500	310,095	10,097	414,583
Poindexter	6,145	137,771	6,626	272,064
Stinnett	3,000	70,530	4,809	197,458
Davis	12,490	199,047	5,301	217,659
Thompson	10,544	131,774	7,951	326,468
Dishman	15,400	373,341	5,111	209,858

Noncontributory Nonqualified Pension Plan

The purpose of the 2005 Restated Senior Officer Security Plan (the "SOSP") was to provide benefits, beginning at age 65, of $82,000 per year for 15 years for Ms. Thompson, as a means to supplement her retirement income, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally. The total potential benefit vests at 4% per year of service so that it is fully vested if the executive works for the Bank for a total of 25 years. At December 31, 2019, Ms. Thompson was fully vested under the plan. There are no intentions to adjust the benefit payments or add additional participants to the SOSP.

If the executive terminates employment before age 55, SOSP benefit payments can begin as early as age 55 (or such later age as the executive has elected), but the annual payment amount will be lowered to an actuarially equivalent value.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability. The death benefits are provided by the Bank endorsing over to the executive, via a split dollar agreement, a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the executives. At December 31, 2019, the SOSP provided for a $1,125,587 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the executive's selected beneficiary is paid a death benefit equal to the retirement payments to which the executive would have been entitled, at the same time and in the same amounts those payments would have been paid to the executive. The following table illustrates these pension benefits.

Pension Benefit Table

		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Thompson	Senior Officers' Security Plan	27	816,580	-

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the "NQ Plan") allows the executive to defer receipt of and income taxes on up to 10% of base salary and 50% of annual incentive compensation. In addition, based on those deferrals, executives are credited with any match or basic ESOP contribution that they do not receive under the Bank’s KSOP applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account in calculating the qualified plan benefits. This Bank credit to the Executive’s Plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all executives in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investment funds selected by the Company, from which the executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank's employ due to death or after age 55. If the executive's termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum. The NQ Plan was amended in 2014 to give executives an opportunity to designate a different payment option on future credits to that plan than applies to previous contributions.

The executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it. Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year
Name	($)	($) (2)	($)	($)	End ($)

Hillebrand (1)	49,932	64,000	-	-	790,563
	-	-	-	-	18,553
Poindexter	24,528	39,200	-	-	574,203
Stinnett	38,048	25,760	-	-	407,245
Davis	64,427	-	-	-	1,117,942
Thompson	29,866	35,840	-	-	974,288
Dishman	12,422	23,360	-	-	288,555

(1)	Includes first an employee account, then a director fee deferral account accumulated from periods when they received directors' fees.
(2)	This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

Executive Retirements

The Company entered into Executive Transition Agreements in 2018 with David P. Heintzman and Nancy B. Davis in connection with Mr. Heintzman’s retirement as Chief Executive Officer effective September 30, 2018, and Ms. Davis’ retirement as Chief Financial Officer effective April 30, 2019. These agreements provide, among other things, for certain post-retirement payments in the case of Mr. Heintzman and address the status of outstanding equity awards held by each executive at the time of his or her retirement, including the future vesting and exercisability of those awards. Summaries of these Transition Agreements are set forth below.

Mr. Heintzman

Pursuant to the terms of his Transition Agreement, Mr. Heintzman ceased his role as Chief Executive Officer effective September 30, 2018, but continued his employment in the position of Executive Chairman of the Company from that date through the end of 2018. Since January 1, 2019, Mr. Heintzman has held the position of non-executive Chairman of the Board of Directors.

Mr. Heintzman was paid an additional fee of $200,000 in 2019 for his role as Chairman of the Board, in addition to the normal Board retainer, equity awards and meeting fees payable to all other non-employee directors. He is entitled to receive the same $200,000 payment in 2020 under the terms of his Transition Agreement.

The Transition Agreement also details how Mr. Heintzman’s change in roles impacts his rights under various equity awards and benefit plans and agreements with the Company. In general, these equity awards already provide that service-based vesting and the period for exercise of SARs will continue, and that payment will be made in stock at the end of designated performance cycles based on the extent to which Company financial metrics are achieved for PSUs, as long as the holder of the award continues in service as either a Board member or an executive.

Mr. Heintzman’s Change in Control Severance Agreement was terminated effective December 31, 2018 when he retired as an employee of the Company.

In exchange for the consideration specified in his Transition Agreement, Mr. Heintzman executed a general release of claims on his retirement date, and agreed to certain post-retirement covenants regarding noncompetition, confidentiality and cooperation.

Ms. Davis

Her Transition Agreement provides that any annual cash bonus payable to her in 2019 for 2018 performance would be determined by the Compensation Committee of the Company’s Board of Directors based on its assessment of the extent to which previously-established performance goals had been achieved, in the same manner as for other executive officers.  No additional incentive compensation was paid for the period between the end of 2018 and Ms. Davis’ retirement date. Ms. Davis’ base compensation remained at its 2018 level through April 30, 2019.

The Transition Agreement also details how Ms. Davis’ retirement impacts her rights under various equity awards and benefit plans and agreements with the Company and makes certain amendments to past awards. In general, vested SARs already provide that Ms. Davis will continue to have the right to exercise those SARs until the expiration of the SARs respective 10-year terms. Her Transition Agreement provides for 100% vesting of those SARs that would not have otherwise been vested on Ms. Davis’s retirement date, and that these newly-vested SARs will continue to be exercisable for the remainder of their 10-year terms.  In addition, her Transition Agreement amends the terms of her outstanding PSUs to provide that she will be entitled to receive the entire amount earned under those awards based upon the Compensation Committee’s review and certification of the Company’s applicable performance results, without proration for any portions of the applicable performance periods that continued after her retirement date.

Ms. Davis’ Change in Control Severance Agreement was terminated effective April 30, 2019 when she retired.

In exchange for the consideration specified in her Transition Agreement, Ms. Davis executed a general release of claims on her retirement date, and agreed to certain post-retirement covenants regarding noncompetition, confidentiality and cooperation.

Potential Change in Control Payments

The Company has no employment agreement and/or severance agreement for any executive for any reason other than change in control. Various benefit plans of the Bank have special terms that apply if a change in control occurs.

●

The executives' ability to exercise stock awards granted in 2015 or earlier is fully accelerated upon a change in control and any unvested stock-based compensation awards made in 2015 or earlier become 100% vested at change in control. Awards made under the terms of the 2015 Omnibus Equity Compensation Plan will only vest if there is both a change in control and the executive's employment ends within 24 months thereafter; and

●	PSUs issued in the past are paid in shares of stock as if target performance was achieved at change in control.

Each of the executives, except Ms. Davis, had Change in Control Severance Agreements in effect as of the end of 2019. The following summarizes those agreements.

In the event Mr. Hillebrand, Mr. Poindexter or Ms. Thompson is terminated without "cause" or resigns for "good reason" (as those terms are defined in the Change in Control Severance Agreements) during negotiations or within two years following a change in control of the Bank or Stock Yards Bancorp, the Bank will pay the executive a severance payment equal to three times the sum of their highest monthly base salary during the six months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation. For Mr. Dishman and Mr. Stinnett, the same terms apply but the multiple of base salary and historical bonus will be two times.

Each executive with a Change in Control Severance Agreement also has a right to participate in the Bank's health plans at their cost for three (two in the case of Mr. Dishman and Mr. Stinnett) years following a covered severance, in addition to any existing rights under COBRA. Mr. Hillebrand, Mr. Poindexter, and Ms. Thompson are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office after a covered severance. All of the executives are required to maintain the confidentiality of all information regarding the business of the Bank and Bancorp and prohibited from soliciting customers or employees of the Bank for a period of 18 months (12 months for Mr. Dishman and Mr. Stinnett) following the receipt of any severance payment.

Mr. Dishman's and Mr. Stinnett’s agreements cap the total payment plus other payments that are triggered by or enhanced due to a change in control if the full payment would cause the Bank to forfeit a tax deduction for some of the severance payment. In that event, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which Mr. Dishman and Mr. Stinnett can receive without subjecting the executive to an excise tax. Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive's five-year average W-2 reported income. For Mr. Hillebrand, Mr. Poindexter and Ms. Thompson, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any excise tax they might owe, would be higher than the full amount after excise taxes are paid by the payment. None of the agreements provide for the Company to gross up amounts for taxes owed.

Payment under each of the Change in Control Severance Agreements is made only if the executive fully releases all claims against Stock Yards Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Change in Control Severance Agreements if their terms had been triggered as of December 31, 2019 and other amounts that vest or accelerate if there is a change in control.

Officer	Change in Control Severance Agreement	Value Realized if Unvested Options and Stock Awards were Vested and Exercised (1)	Total Potential Value
Hillebrand	$ 3,240,000	$ 761,806	$ 4,001,806
Poindexter	2,079,000	470,112	2,549,112
Stinnett	963,200	329,183	1,292,383
Davis	-	106,165	106,165
Thompson	1,569,750	454,564	2,024,314
Dishman	915,200	297,460	1,212,216

(1)

This is the total value as of December 31, 2019 of performance vested restricted stock units that would become vested at the target award level (40% of maximum awards) as a result of a change in control, and the difference between the base price and the current fair market value as of December 31, 2019 on unvested SARs which would have vested had a change in control occurred as of that date and the executive terminated employment. The values above do not take into account the amounts executives who leave employment after age 60 with 10 or more years of service (retirement) might receive at the end of performance cycles for awards made before retirement, based on actual performance, then prorated for the portion of the performance period worked before retirement. If, for example, performance is at or above maximum, and an executive worked 2/3rds of the performance period, the total value paid would then be more than the target values listed above which are payable if a change in control occurs. Each executive also has unexercised SARs which were vested before December 31, 2019, which would remain exercisable for a period beyond termination, the potential value of which is not included in the above chart.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of James A. Hillebrand, the Chief Executive Officer (the “CEO”) of our company:

For 2019, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than Mr. Hillebrand) was $53,813; and
●	The annual total compensation of our CEO was $1,493,134.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Hillebrand, our Chief Executive Officer, to the median of the annual total compensation of all employees was 28 to 1.

We calculated this pay ratio in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For 2019, we identified a new median employee using our employee population as of December 31, 2019, based on annual compensation information from our payroll records for 2019. Specifically, we collected annual base salaries and wages, bonuses, commissions, incentives and overtime paid during this 12-month period.

 We determined the annual total compensation of our median-compensated employee by adding together all of the elements of that employee’s compensation for 2019 in accordance with the requirements of the Summary Compensation Table appearing on page 36 of this Proxy Statement. That calculation included, in addition to wages, overtime and incentive payments, company contributions to the Bank’s retirement plan (including ESOP) and the taxable portion of long-term disability premiums for the median employee.

This information is being provided to comply with the disclosure requirements of the Dodd-Frank Act. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions for our CEO or any of our other employees.

Director Compensation

The following table sets forth information regarding the compensation of our non-employee directors for 2019. Two of our former directors, Charles R. Edinger III and Richard Northern, reached the mandatory retirement age for directors in 2019 and their terms ended with the annual meeting of shareholders in April 2019. Mr. Hillebrand and Ms. Thompson serve as directors for the Company but receive no compensation for their director service.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)

Mr. Bickel	39,475		30,000	-	-	-	930	70,405
Mr. Brown	38,200		30,000	-	-	-	930	69,130
Mr. Edinger	12,050		30,000	-	-	-	930	42,980
Mr. Heintzman	242,000	(4)	30,000	-	-	-	930	272,930
Ms. Heitzman	42,800		30,000	-	-	-	930	73,730
Mr. Herde	51,600		30,000	-	-	-	930	82,530
Mr. Lechleiter	51,275		30,000	-	-	-	930	82,205
Mr. Northern	11,250		30,000	-	-	-	930	42,180
Mr. Priebe	52,300		30,000	-	-	-	930	83,230
Mr. Schutte	43,800		30,000	-	-	-	930	74,730
Mr. Tasman	52,600		30,000	-	-	-	930	83,530

(1)

In January 2019 each non-employee director then serving on the Board of Directors received a restricted stock award under the 2015 Omnibus Equity Compensation Plan. The number of shares granted was equal to $30,000 divided by the fair market value per share on the grant date. Based on the closing price on the grant date, each director received 894 shares. The restricted stock awards, together with all dividend equivalents thereon, fully vest one year from the date of grant.

(2)	Each director has the option of deferring some or all of his or her fees. Investment options include Company stock and various mutual funds. Earnings on the non-employee directors' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.
(3)	Represents dividends on 2019 restricted stock awards. Dividends are held until awards vest. As such, dividends on the shares earned in 2019 were paid in January 2020.
(4)	Includes, in addition to the normal cash fees paid to all non-employee directors, an annual Board fee of $200,000 payable to Mr. Heintzman for his role as Chairman of the Board.

The Compensation Committee, with advice and assistance from McLagan, its independent consultant, reviews Board compensation at least every two years. Their review of director compensation includes surveys of benchmark institutions and the related form and substance of how directors are compensated, including comparative analyses of the Company’s director compensation program relative to its peer group. For 2019, non-employee directors received an annual retainer of $18,000. Stock Yards Bancorp’s directors are also directors of the Bank, and received $1,625 for each Bank board meeting attended and $1,625 for each meeting of Stock Yards Bancorp’s Board of Directors he or she attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.

For 2019, non-employee directors of Stock Yards Bancorp and the Bank who are members of the various standing committees of the Board of Directors received $1,200 per meeting of Bancorp’s Audit Committee, $800 per meeting of Bancorp’s Compensation Committee, $800 per meeting of Bancorp’s Nominating and Corporate Governance Committee, $800 per meeting of Bancorp’s Risk Committee and $800 per meeting of the Bank’s Trust Committee. In addition, the Board of Directors established a special Transition Committee in 2018 to oversee the Company’s management succession process before and after the retirement of Mr. Heintzman as Chief Executive Officer in 2018 and the retirement of Nancy B. Davis as Chief Financial Officer in April 2019. Each member of the Transition Committee (Messrs. Priebe, Lechleiter and Tasman) received a fee of $800 for each committee meeting attended in 2019.

In addition, the Chairman of the Audit Committee received an annual retainer of $11,000, the Chairman of the Compensation Committee received an annual retainer of $7,500, the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $5,000, the Chairman of the Risk Committee received an annual retainer of $9,000, the Chairman of the Trust Committee received an annual retainer of $5,000 and the Lead Independent Director received an annual retainer of $7,500. Annual retainers are prorated if a director serves in a position for a portion of the year.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the "Director NQ Plan"), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options provided by the Bank. The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Company stock, which is then actually purchased and held in trust at the Bank. At December 31, 2019, approximately 95 percent of the aggregate amounts owed directors under the Director NQ Plan were invested in the Company’s stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes assisting the Board of Directors in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board of Directors. Messrs. Herde, Lechleiter and Schutte serve on the Committee and Messrs. Herde and Lechleiter serve as audit committee financial experts.

The Audit Committee reviews Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP) and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor, including review of their qualifications, independence and performance.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of Stock Yards Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans of both the independent and internal auditors, including audit scope and identification and evaluation of financial and related audit risks. The Committee also discussed the results of the internal audit examinations.

Management represented to the Audit Committee that Stock Yards Bancorp’s consolidated financial statements were prepared in accordance with US GAAP and the Audit Committee reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission (“SEC”) with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from Stock Yards Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the PCAOB. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to Stock Yards Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stock Yards Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

The Audit Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Carl G. Herde, Chairman Richard A. Lechleiter John L. Schutte

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee conducted a competitive review of independent registered public accounting firms in 2018 to perform the audit of our financial statements as of and for the year ending December 31, 2018. Upon learning of the competitive review process, the Company’s former independent registered public accounting firm, KPMG LLP (“KPMG”), informed the Company on March 20, 2018 that it would not submit a proposal for future auditing services to the Company. For that reason, KPMG also informed the Company that it declined to stand for reappointment as the Company’s independent registered public accountant. KPMG continued to perform services for the Company as its independent registered public accounting firm in connection with the quarter ended March 31, 2018.

On June 7, 2018, the Audit Committee engaged BKD, LLP (“BKD”) as the Company’s new independent registered public accounting firm for the year ending December 31, 2018, effective for the quarter ended June 30, 2018.

During the fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through March 18, 2018, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements(s) in connection with its reports on the Company’s consolidated financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through June 7, 2018, neither the Company nor anyone on its behalf consulted with BKD regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that BKD concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(i)(v) of Regulation S-K, respectively).

The following table presents fees for professional services rendered by the Company’s current and former independent registered public accounting firms, BKD and KPMG, respectively, for the 2019 and 2018 financial statement audits and audit-related services provided during 2019 and 2018.

	2019		2018
Audit fees, excluding audit-related	$ 408,000	(1)	$ 474,600	(2)
Audit-related fees	20,800	(3)	-
All other fees	-		-
Total fees	$ 428,800		$ 474,600

(1)	Includes $20,000 for consent services rendered by KPMG.
(2)	Includes $20,000 for consent services in addition to $109,600 for audit services rendered by KPMG through March 31, 2018.
(3)	Represents agreed upon procedures performed by BKD in conjunction with the KSB acquisition.

Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for reviews of quarterly financial information filed with the SEC on Form 10-Q, FDICIA and U.S Housing and Urban Development assisted programs reporting.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors. For both 2019 and 2018, the Audit Committee pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually. No fees were incurred under this pre-approval authority in either 2019 or 2018.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Banking Transactions with Directors, Officers and Others

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Stock Yards Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners. These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or Stock Yards Bancorp. In the opinion of management of Stock Yards Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2019, loans to directors and officers of Stock Yards Bancorp and the Bank and their associates totaled $43.2 million equaling 10.6% of Bancorp’s consolidated stockholders’ equity.

Review and Approval of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer. Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee, and subsequently the Nominating and Corporate Governance Committee of the Board of Directors, and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the Director of Internal Audit will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

Under the oversight of the Audit Committee, management established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and approved by the Audit Committee.

Transactions with Related Persons

In the ordinary course of business, the Bank may from time to time engage in non-banking transactions with other firms or entities whose officers, directors, partners or members are also directors or executive officers of Bancorp or members of their immediate families. In all cases, these transactions are conducted on an arms-length basis. There were no transactions in 2019 with related persons involving amounts in excess of $120,000, which is the dollar threshold for disclosure under the SEC’s related person transaction rules.

As part of its annual assessment of director independence, the Nominating and Corporate Governance Committee considers the amount and nature of any business transactions or relationships between the Bank and any companies or organizations, including charitable organizations, with which a director may be affiliated. The Nominating and Corporate Governance Committee has determined that there are no such transactions or relationships that impair any director’s independence or present a conflict of interest on the part of any director.

Compensation Committee Interlocks and Insider Participation

During 2019 Messrs. Lechleiter, Priebe, Schutte and Tasman, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors. None have served as an officer of Stock Yards Bancorp nor had any relationship with Stock Yards Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

ANNUAL REPORT ON FORM 10-K

A copy of Stock Yards Bancorp, Inc.’s 2019 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to: T. Clay Stinnett, Executive Vice President, Treasurer and Chief Financial Officer, Stock Yards Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232-2890, (502) 625-0890; or clay.stinnett@syb.com. A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com, or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of Stock Yards Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy as recommended by the Board or, if no recommendation is given in their own discretion in the best interests of Stock Yards Bancorp.

By Order of the Board of Directors

/s/ James A. Hillebrand

James A. Hillebrand Chief Executive Officer Stock Yards Bancorp, Inc.
Louisville, Kentucky March 13, 2020

Stock Yards
Bank & Trust
SINCE 1904

P.O. BOX 32890
LOUISVILLE, KY 40232

Your vote is important. Please vote promptly.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are voting by Internet or telephone, please DO NOT mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E96809-P33314 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

STOCK YARDS BANCORP, INC.

The Board of Directors recommends a vote FOR ALL nominees for director listed below, FOR the ratification of BKD, LLP, and FOR the approval of executive compensation.

1. Election of Directors

Nominees are:	**For**	**Against**	**Abstain**
1a. Paul J. Bickel III	☐	☐	☐
1b. J. McCauley Brown	☐	☐	☐
1c. David P. Heintzman	☐	☐	☐
1d. Donna L. Heitzman	☐	☐	☐
1e. Carl G. Herde	☐	☐	☐
1f. James A. Hillebrand	☐	☐	☐
1g. Richard A. Lechleiter	☐	☐	☐
1h. Stephen M. Priebe	☐	☐	☐
1i. John L. Schutte	☐	☐	☐
1j. Norman Tasman	☐	☐	☐
1k. Kathy C. Thompson	☐	☐	☐
2. The ratification of BKD, LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2020.	☐	☐	☐
3. The advisory approval of the compensation of Bancorp's named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Should the undersigned be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE OLMSTED
JOHNSON HALL DRIVE
Masonic Widows and Orphans Home Campus
MASONIC HOME DRIVE
CHENOWETH LANE
WESTPORT ROAD
FRANKFORT AVENUE
SHELBYVILLE ROAD
DOWNTOWN LOUISVILLE
BRECKENRIDGE LANE
LEXINGTON ROAD
St. Matthews Branch
TO I-264

E96810-P33314

Stock Yards
Bank & Trust
SINCE 1904

1040 EAST MAIN STREET
LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK
ANNUAL MEETING OF SHAREHOLDERS - APRIL 23, 2020

The undersigned hereby appoints James A. Hillebrand and Philip S. Poindexter, or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of Stock Yards Bancorp, Inc. ("Bancorp") held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the "Annual Meeting") to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 on April 23, 2020 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for all nominees for director, for the ratification of BKD, LLP, and for the approval of executive compensation. If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side